JOINT OPERATING AGREEMENT

By and Between

PETRÓLEOS DEL NORTE S.A.

and

LA CORTEZ ENERGY COLOMBIA, INC.

COVERING:

PUT4 Block

DEPARTMENT OF PUTUMAYO

REPUBLIC OF COLOMBIA

TABLE OF CONTENTS

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OPERATING AGREEMENT

THIS AGREEMENT is made as of the 23rd Day of February, 2009, (the "***Effective Date***") among PETROLEOS DEL NORTE S.A., a company existing under the laws of Colombia, incorporated under the laws of Colombia by Public Deed No. 147 granted at the 10th Notary in and for Bogotá, D. C., on January 20th, 1987 (hereinafter referred to as PETRONORTE) and LA CORTEZ ENERGY COLOMBIA, INC., a branch of a foreign company, incorporated under the laws of Colombia by Public Deed No. 211 granted at the 6th Notary in and for Bogotá, D. C., on January 20th, 2009 (hereinafter referred to as LA CORTEZ). The companies named above, and their respective successors and assignees (if any), may sometimes individually be referred to as "Party" and collectively as the "Parties".

WITNESSETH:

WHEREAS, as per Resolution 709 issued on December 30, 2008 by the AGENCIA NACIONAL DE HIDROCARBUROS (ANH), followed by an Agreement executed by PETRONORTE and the National Agency of Hydrocarbons of the Republic of Colombia ("ANH") on February 23rd, 2009, the Parties entered into a Contract for Exploration and Exploitation of Hydrocarbons, (the "***Contract***") covering certain areas located in the PUT4 Block, located in the Department of Putumayo, Republic of Colombia, referred to as the "**Contract Area**", and more particularly described in Exhibit B to this Agreement;

WHEREAS, pursuant to a Memorandum of Understanding dated December 4th, 2008, between LA CORTEZ and PETRONORTE and executed on December 22nd, 2008 (the "MOU"), agreed to assign a 50% percent Interest in the Contract to LA CORTEZ upon fulfillment of certain obligations described therein;

WHEREAS, pursuant to the MOU, PETRONORTE shall be the operator under the Contract from and after the Effective Date. However, if PETRONORTE resigns as Operator, LA CORTEZ shall have a first right of refusal to be appointed as Operator by the Operating Committee and operatorship shall be formally assigned to LA CORTEZ by the ANH. PETRONORTE shall remain formal operator vis a vis the ANH, until the date LA CORTEZ is formally accepted by the Government;

WHEREAS, the Parties desire to define their respective rights and obligations with respect to their operations under the Contract;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements and obligations set out below and to be performed, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following words and terms shall have the meaning ascribed to them below:

1.1 ***Accounting Procedure*** means the rules, provisions and conditions contained in Exhibit A.

1.2 ***AFE*** means an authorization for expenditure pursuant to Article 6.7.

1.3 ***Affiliate*** means a legal entity which Controls, or is Controlled by, or which is Controlled by an entity which Controls, a Party.

1.4 ***Agreed Interest Rate*** means: a) If due sums are in US dollars: interest compounded on a monthly basis, at the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published in London by the Financial Times or if not published, then by The Wall Street Journal, plus six (6) percentage points, applicable on the first Business Day prior to the due date of

payment and thereafter on the first Business Day of each succeeding calendar month or b) If due sums are in Pesos: official applicable rate of interest in Colombia (DTF plus three (3) percentage points).

1.5 ***Agreement*** means this agreement, together with the Exhibits attached to this agreement, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

1.6 ***Appraisal Well*** means any well (other than an Exploration Well or a Development Well) whose purpose at the time of commencement of drilling such well is to appraise the extent or the volume of Hydrocarbon reserves contained in an existing Discovery.

1.7 ***Business Day*** means a Day on which the banks in Colombia are customarily open for business.

1.8 ***Calendar Quarter*** means a period of three (3) months commencing with January 1 and ending on the following March 31, a period of three (3) months commencing with April 1 and ending on the following June 30, a period of three (3) months commencing with July 1 and ending on the following September 30, or a period of three (3) months commencing with October 1 and ending on the following December 31, all in accordance with the Gregorian Calendar.

1.9 ***Calendar Year*** means a period of twelve (12) months commencing with January 1 and ending on the following December 31 according to the Gregorian Calendar.

1.10 ***Commercial Discovery*** means any Discovery that is sufficient to entitle the Parties to apply for authorization from the Government to commence exploitation.

1.11 ***Completion*** means an operation intended to complete a well through the Christmas tree as a producer of Hydrocarbons in one or more Zones, including the setting of production casing, perforating, stimulating the well and production Testing conducted in such operation. ***"Complete"*** and other derivatives shall be construed accordingly.

1.12 ***Consenting Party*** means a Party who agrees to participate in and pay its share of the cost of an Exclusive Operation.

1.13 ***Consequential Loss*** means any loss, damages, costs, expenses or liabilities caused (directly or indirectly) by any of the following arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement: (i) reservoir or formation damage; (ii) inability to produce, use or dispose of Hydrocarbons; (iii) loss or deferment of income; (iv) punitive damages; or (v) other indirect damages or losses whether or not similar to the foregoing.

1.14 ***Contract*** means the instrument identified in the recitals to this Agreement and any extension, renewal or amendment thereto, namely ***PUT4 Block*** Contract with effective date August 23rd, 2009 by and between PETRONORTE and the National Hydrocarbons Agency ("ANH") for the exploration and production of hydrocarbons in the Contract Area

1.15 ***Contract Area*** means as of the Effective Date the area that is described in the Contract. The perimeter or perimeters of the Contract Area shall correspond to that area covered by the Contract, as such area may vary from time to time during the term of validity of the Contract.

1.16 ***Control*** means the ownership directly or indirectly of fifty (50) percent or more of the voting rights in a legal entity. However, when the faculty to make decisions of any society or entity is subjugated to another society or entity it is understood that ***"Controls"***, ***"Controlled by"*** and other derivatives shall be construed accordingly.

1.17 ***Crude Oil*** means all crude oils, condensates, and natural gas liquids at atmospheric pressure which are subject to and covered by the Contract.

1.18 ***Day*** means a calendar day unless otherwise specifically provided.

1.19 ***Deepening*** means an operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the deepest Zone proposed in the associated AFE (if required), whichever is the deeper. ***"Deepen"*** and other derivatives shall be construed accordingly.

1.20 ***Development Plan*** means a plan for the development of Hydrocarbons from an Exploitation Area.

1.21 ***Development Well*** means any well drilled for the production of Hydrocarbons pursuant to a Development Plan.

1.22 ***Discovery*** means the discovery of an accumulation of Hydrocarbons whose existence until that moment was unproven by drilling.

1.23 ***Dispute*** means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement.

1.24 ***Entitlement*** means that quantity of Hydrocarbons (excluding all quantities used or lost in Joint Operations) of which a Party has the right and obligation to take delivery pursuant to the terms of this Agreement and the Contract, as such rights and obligations may be adjusted by the terms of any lifting, balancing and other disposition agreements entered into pursuant to Article 9.

1.25 ***Environmental Loss*** means any loss, damages, costs, expenses or liabilities (other than Consequential Loss) caused by a discharge of Hydrocarbons, pollutants or other contaminants into or onto any medium (such as land, surface water, ground water and/or air) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any of the following: (i) injury or damage to, or destruction of, natural resources or real or personal property; (ii) cost of pollution control, cleanup and removal; (iii) cost of restoration of natural resources; and (iv) fines, penalties or other assessments.

1.26 ***Exclusive Operation*** means those operations and activities carried out pursuant to this Agreement, the costs of which are chargeable to the account of less than all the Parties.

1.27 ***Exclusive Well*** means a well drilled pursuant to an Exclusive Operation.

1.28 ***Exploitation Area*** means that part of the Contract Area which is established for development of a Commercial Discovery pursuant to the Contract or, if the Contract does not establish an exploitation area, then that part of the Contract Area which is delineated as the exploitation area in a Development Plan approved as a Joint Operation or as an Exclusive Operation.

1.29 ***Exploitation Period*** means any and all periods of exploitation during which the production and removal of Hydrocarbons is permitted under the Contract.

1.30 ***Exploration Period*** means any and all periods of exploration set out in the Contract.

1.31 ***Exploration Well*** means any well the purpose of which at the time of the commencement of drilling is to explore for an accumulation of Hydrocarbons, which accumulation was at that time unproven by drilling.

1.32 ***G & G Data*** means only geological, geophysical and geochemical data and other similar information that is not obtained through a well bore.

1.33 ***Government*** means the government of Colombia and any political subdivision, agency or instrumentality thereof, including the Government Oil & Gas Company - ANH - Agencia Nacional de Hidrocarburos

(ANH) and Ministeries.

1.34 ***Government Oil & Gas Company*** means the Agencia Nacional de Hidrocarburos - ANH.

1.35 ***Gross Negligence / Willful Misconduct*** means any act or failure to act (whether sole, joint or concurrent) by any person or entity which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity.

1.36 ***Hydrocarbons*** means all substances which are subject to and covered by the Contract, including Crude Oil and Natural Gas.

1.37 ***Joint Account*** means the accounts maintained by Operator in accordance with the provisions of this Agreement, including the Accounting Procedure.

1.38 ***Joint Operations*** means those operations and activities carried out by Operator pursuant to this Agreement, the costs of which are chargeable to all Parties.

1.39 ***Joint Property*** means, at any point in time, all wells, facilities, equipment, materials, information, funds and property (other than Hydrocarbons) held for use in Joint Operations.

1.40 ***Laws / Regulations*** means those laws, statutes, rules and regulations governing activities under the Contract.

1.41 ***Minimum Work Obligations*** means those work and/or expenditure obligations specified in the Contract that must be performed in order to satisfy the obligations of the Contract.

1.42 ***Natural Gas*** means all gaseous hydrocarbons (including wet gas, dry gas and residue gas) which are subject to and covered by the Contract, but excluding Crude Oil.

1.43 ***Non-Consenting Party*** means each Party who elects not to participate in an Exclusive Operation.

1.44 ***Non-Operator*** means each Party to this Agreement other than Operator.

1.45 ***Operating Committee*** means the committee constituted in accordance with Article 5.

1.46 ***Operator*** means a Party to this Agreement designated as such in accordance with Articles 4 or 7.

1.47 ***Participating Interest*** means as to any Party, the undivided interest of such Party (expressed as a percentage of the total interests of all Parties) in the rights and obligations derived from the Parties' interest in the Contract and this Agreement.

1.48 ***Plugging Back*** means a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone. ***"Plug Back"*** and other derivatives shall be construed accordingly.

1.49 ***Recompletion*** means an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore. ***"Recomplete"*** and other derivatives shall be construed accordingly.

1.50 ***Reworking*** means an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include well stimulation operations, but exclude any routine repair or maintenance work, or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well. ***"Rework"*** and other derivatives shall be construed accordingly.

1.51 ***Security*** means (i) a guarantee or standby letter of credit issued by a bank; (ii) an on-demand bond issued by a surety corporation; (iii) a corporate guarantee; (iv) any financial security required by the Contract or this Agreement; and (v) any financial security agreed from time to time by the Parties; provided, however, that the bank, surety or corporation issuing the guarantee, standby letter of credit, bond or other security (as applicable) has a credit rating indicating it has a sufficient worth to pay its obligations in all reasonably foreseeable circumstances.

1.52 ***Senior Supervisory Personnel*** means, with respect to a Party, any individual who functions as its designated manager or supervisor who is responsible for or in charge of onsite drilling, construction or production and related operations, or any other field operations; and, its alternatives, any individual who functions for such Party or one of its Affiliates at a management level equivalent to or superior to the tier selected, or any officer or director of such Party or one of its Affiliates.

1.53 ***Sidetracking*** means the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties. ***"Sidetrack"*** and other derivatives shall be construed accordingly.

1.54 ***Testing*** means an operation intended to evaluate the capacity of a Zone to produce Hydrocarbons. ***"Test"*** and other derivatives shall be construed accordingly.

1.55 ***Urgent Operational Matters*** has the meaning ascribed to it in Article 5.12(A)(1).

1.56 ***Work Program and Budget*** means a work program for Joint Operations and budget therefore as described and approved in accordance with Article 6.

1.57 ***Zone*** means a stratum of earth containing or thought to contain an accumulation of Hydrocarbons separately producible from any other accumulation of Hydrocarbons.

ARTICLE 2
EFFECTIVE DATE AND TERM

This Agreement shall have effect from the Effective Date (as defined in the preamble to this Agreement) and shall continue in effect until the following occur in accordance with the terms of this Agreement: the Contract terminates; all materials, equipment and personal property used in connection with Joint Operations or Exclusive Operations have been disposed of or removed; and final settlement (including settlement in relation to any financial audit carried out pursuant to the Accounting Procedure) has been made. Notwithstanding the preceding sentence: (i) Article 10 shall remain in effect until all abandonment obligations under the Contract have been satisfied; and (ii) Article 4.5, Article 8, Article 15.2, Article 18 and the indemnity obligation under Article 20.1 (A) shall remain in effect until all obligations have been extinguished and all Disputes have been resolved. Termination of this Agreement shall be without prejudice to any rights and obligations arising out of or in connection with this Agreement which have vested, matured or accrued prior to such termination.

ARTICLE 3
SCOPE

3.1 *Scope*

(A) The purpose of this Agreement is to establish the respective rights and obligations of the Parties with regard to operations under the Contract, including the joint exploration, appraisal, development, production and disposition of Hydrocarbons from the Contract Area.

(B) For greater certainty, the Parties confirm that, except to the extent expressly included in the Contract, the following activities are outside of the scope of this Agreement and are not addressed herein:

(1) Construction, operation, ownership, maintenance, repair and removal of facilities downstream from the delivery point (as determined under Article 9) of the Parties' Entitlements;

(2) transportation of the Parties' Entitlements downstream from the delivery point (as determined under Article 9);

(3) marketing and sales of Hydrocarbons, except as expressly provided in Article 8, Article 7.11, Article 8.4 and Article 9;

(4) acquisition of rights to explore for, appraise, develop or produce Hydrocarbons outside of the Contract Area (other than as a consequence of unitization with an adjoining contract area under the terms of the Contract); and

(5) exploration, appraisal, development or production of minerals other than Hydrocarbons, whether inside or outside of the Contract Area.

3.2 ***Participating Interest***

(A) The Participating Interests of the Parties as of the Effective Date are:

PETRONORTE	50%
LA CORTEZ	50%

(B) If a Party transfers all or part of its Participating Interest pursuant to the provisions of this Agreement and the Contract, the Participating Interests of the Parties shall be revised accordingly.

3.3 ***Ownership, Obligations and Liabilities***

(A) Unless otherwise provided in this Agreement, all the rights and interests in and under the Contract, all Joint Property, and any Hydrocarbons produced from the Contract Area shall, subject to the terms of the Contract, be owned by the Parties in accordance with their respective Participating Interests.

(B) Unless otherwise provided in this Agreement, the obligations of the Parties under the Contract and all liabilities and expenses incurred by Operator in connection with Joint Operations shall be charged to the Joint Account and all credits to the Joint Account shall be shared by the Parties, in accordance with their respective Participating Interests.

(C) Each Party shall pay when due, in accordance with the Accounting Procedure, its Participating Interest share of Joint Account expenses, including cash advances and interest, accrued pursuant to this Agreement. A Party's payment of any charge under this Agreement shall be without prejudice to its right to later contest the charge.

ARTICLE 4
OPERATOR

4.1 ***Designation of Operator***

PETROLEOS DEL NORTE S.A. is designated as Operator and agrees to act as such in accordance with this Agreement.

4.2 ***Rights and Duties of Operator***

(A) Subject to the terms and conditions of this Agreement, Operator shall have all of the rights,

functions and duties of Operator under the Contract and shall have exclusive charge of and shall conduct all Joint Operations. Operator may use its own employees and contractors, or engage or retain independent contractors and agents (which independent contractors and agents may include an Affiliate of Operator, a Non-Operator, or an Affiliate of a Non-Operator) in such Joint Operations.

(B) In the conduct of Joint Operations Operator shall:

(1) perform Joint Operations in accordance with the provisions of the Contract, the Laws / Regulations, this Agreement, and the decisions of the Operating Committee not in conflict with this Agreement;

(2) conduct all Joint Operations in a diligent, safe and efficient manner in accordance with such good and prudent petroleum industry practices and field conservation principles as are generally followed by the international petroleum industry under similar circumstances;

(3) exercise due care with respect to the receipt, payment and accounting of funds in accordance with good and prudent practices as are generally followed by the international petroleum industry under similar circumstances;

(4) subject to Article 4.6 and the Accounting Procedure, neither gain a profit nor suffer a loss as a result of being the Operator in its conduct of Joint Operations, provided that Operator may rely upon Operating Committee approval of specific accounting practices not in conflict with the Accounting Procedure;

(5) perform the duties for the Operating Committee set out in Article 5, and prepare and submit to the Operating Committee proposed Work Programs and Budgets and (if required) AFEs, as provided in Article 6;

(6) acquire all permits, consents, approvals, and surface or other rights that may be required for or in connection with the conduct of Joint Operations;

(7) upon receipt of reasonable advance notice, permit the representatives of any of the Parties to have at all reasonable times during normal business hours and at their own risk and expense reasonable access to the Joint Operations with the right to observe all Joint Operations and to inspect all Joint Property and to conduct financial audits as provided in the Accounting Procedure;

(8) undertake to maintain the Contract in full force and effect in accordance with such good and prudent petroleum industry practices as are generally followed by the international petroleum industry under similar circumstances. Operator shall timely pay and discharge all liabilities and expenses incurred in connection with Joint Operations and use its reasonable endeavors to keep and maintain the Contract and the Joint Property free from all liens, charges and encumbrances arising out of Joint Operations;

(9) pay to the Government for the Joint Account, within the periods and in the manner prescribed by the Contract and the Laws / Regulations, all periodic payments, royalties, taxes, fees and other payments pertaining to Joint Operations but excluding any taxes measured by the incomes of the Parties;

(10) carry out the obligations of Operator pursuant to the Contract, including preparing and furnishing such reports, records and information as may be required pursuant to the Contract;

(11) have, in accordance with any decisions of the Operating Committee, the exclusive right and obligation to represent the Parties in all dealings with the Government with respect to matters arising under the Contract and Joint Operations, unless Operator hereunder is not the Operator of record, in which case the Operator of record may represent the Parties in dealings with the Government in accordance with the directions of Operator. Operator shall notify the other Parties as soon as possible of such meetings. Subject to the Contract and any necessary Government approvals, Non-Operators shall have the right to attend any meetings with the Government with respect to such matters, but only in the capacity of observers. Nothing contained in this Agreement shall restrict any Party from holding discussions with the Government with respect to any issue peculiar to its particular business interests arising under the Contract or this Agreement, but in such event such Party shall promptly advise the Parties, if possible, before and in any event promptly after such discussions, provided that such Party shall not be required to divulge to the Parties any matters discussed to the extent the same involve proprietary information or matters not affecting the Parties;

(12) in accordance with Article 9.3, the terms of the Contract and any decisions of the Operating Committee, assess (to the extent lawful) alternatives for the disposition of Natural Gas from a Discovery;

(13) in case of an emergency (including a significant fire, explosion, Natural Gas release, Crude Oil release, or sabotage; incident involving loss of life, serious injury to an employee, contractor, or third party, or serious property damage; strikes and riots; or evacuations of Operator personnel): (i) take all necessary and proper measures and incur in all necessary expenses, for the protection of life, health, the environment and property; and (ii) within 24 hours after the event or if circumstances prevent notice within that time, as soon as reasonably practicable thereafter, report to Non-Operators the details of such event and any measures Operator has taken or plans to take in response thereto;

(14) establish and implement pursuant to Article 4.12 an HSE plan to govern Joint Operations which is designed to ensure compliance with applicable HSE laws, rules and regulations and this Agreement;

(15) include, to the extent practical, in its contracts with independent contractors and to the extent lawful, provisions which:

(a) establish that such contractors can only enforce their contracts against Operator;

(b) permit Operator, on behalf of itself and Non-Operators, to enforce contractual indemnities against, and recover losses and damages suffered by them (insofar as recovered under their contracts) from, such contractors; and

(c) require such contractors to take insurance required by Article 4.7 (F and G).

(16) conduct all Operations in a diligent, safe and efficient manner based on correct and prudent field practices general applied by international oil industry under similar conditions;

(16) assign to the Parties their Entitlements under the Article 9 terms and conditions;

(17) engage and retain, charging the Joint Account, third parties services as are reasonable and necessary for the Joint Operations, subject to applicable AFE and bidding procedures under this Agreement.

4.3 *Operator Personnel*

Operator shall engage or retain only such employees, contractors, consultants and agents as are reasonably necessary to conduct Joint Operations. Subject to the Contract and this Agreement, Operator shall determine the number of employees, contractors, consultants and other persons, the selection of such persons, their hours of work, and the compensation to be paid to all such persons in connection with Joint Operations.

4.4 *Information Supplied by Operator*

(A) Operator shall provide Non-Operators with the following data and reports (to the extent to be charged to the Joint Account) as they are currently produced or compiled from Joint Operations:

(1) Copies of all logs or surveys, including in digitally recorded format, and final well logs and composite well logs;

(2) Copies of daily drilling progress reports ;

(3) Copies of all production tests and core data and analysis reports;

(4) final and, upon request, samples of any fluids produced from a well recap report;

(5) Copies of plugging reports ;

(6) Copies of final geological and geophysical maps, seg-y, okooa, tiff seismic sections and shot point location maps;

(7) Copies of engineering and technical studies, development schedules and quarterly progress reports on development projects;

(8) Copies of field and well performance reports, including reservoir studies and reserve estimates ;

(9) as requested by a Non-Operator, (i) Copies of all material reports relating to Joint Operations or the Contract Area furnished by Operator to the Government; and (ii) other material studies and reports relating to Joint Operations;

(10) gas balancing reports under agreements provided for in Article 9.3;

(11) Such additional information as a Non-Operator may reasonably request, *provided* that the requesting Party or Parties pay the costs of preparation of such information and that the preparation of such information will not unduly burden Operator's administrative and technical personnel. Only Non-Operators who pay such costs will receive such additional information; and

(12) other reports as directed by the Operating Committee.

(B) Operator shall give Non-Operator access at all reasonable times during normal business hours to all data and reports (other than data and reports provided to Non-Operators in accordance with Article 4.4(A)) acquired in the conduct of Joint Operations, which a Non-Operator may reasonably request. Any Non-Operator may make copies of such other data at its sole expense.

4.5 *Settlement of Claims and Lawsuits*

(A) Operator shall promptly notify the Parties of any and all material claims or suits that relate in any way to Joint Operations. Operator shall represent the Parties and defend or oppose the claim or suit. Operator may in its sole discretion compromise or settle any such claim or suit or any related series of claims or suits for an amount not to exceed the equivalent of $20,000 U.S. dollars exclusive of legal fees. Operator shall obtain the approval and direction of the Operating Committee on amounts in excess of the above-stated amount. Without prejudice to the foregoing, each Non-Operator shall have the right to be represented by its own counsel at its own expense in the settlement, compromise or defense of such claims or suits.

(B) Any Non-Operator shall promptly notify the other Parties of any claim made against such Non-Operator by a third party that arises out of or may affect the Joint Operations, and such Non-Operator shall defend or settle the same in accordance with any directions given by the Operating Committee. Those costs, expenses and damages incurred pursuant to such defense or settlement which are attributable to Joint Operations shall be for the Joint Account.

(C) Notwithstanding Article 4.5(A) and Article 4.5(B), each Party shall have the right to participate in any such suit, prosecution, defense or settlement conducted in accordance with Article 4.5(A) and Article 4.5(B), at its sole cost and expense; provided always that no Party may settle its Participating Interest share of any claim without first satisfying the Operating Committee that it can do so without prejudicing the interests of the Joint Operations.

4.6 *Limitation on Liability of Operator*

(A) Except as set out in Article 4.6(C), neither Operator nor any other Indemnitee (as defined below) shall bear (except as a Party to the extent of its Participating Interest share) any damage, loss, cost, expense or liability resulting from performing (or failing to perform) the duties and functions of Operator, and the Indemnitees are hereby released from liability to Non-Operators for any and all damages, losses, costs, expenses and liabilities arising out of, incident to or resulting from such performance or failure to perform, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), strict liability or other legal fault of Operator (or any such Indemnitee).

(B) Except as set out in Article 4.6(C), the Parties shall (in proportion to their Participating Interests) defend and indemnify Operator and its Affiliates, and their respective directors, officers, and employees (collectively, the ***"Indemnitees"***), from any and all damages, losses, costs, expenses (including reasonable legal costs, expenses and attorneys' fees) and liabilities incident to claims, demands or causes of action brought by or on behalf of any person or entity, which claims, demands or causes of action arise out of, are incident to or result from Joint Operations, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), strict liability or other legal fault of Operator (or any such Indemnitee).

(C) Notwithstanding Articles 4.6(A) or 4.6(B), if any Senior Supervisory Personnel of Operator or its Affiliates engage in Gross Negligence / Willful Misconduct which proximately causes the Parties to incur damage, loss, cost, expense or liability for claims, demands or causes of action referred to in Articles 4.6(A) or 4.6(B), then, in addition to its Participating Interest share Operator shall bear only the actual damage, loss, cost, expense and liability to repair, replace and/or remove Joint Property so damaged or lost, if any.

Notwithstanding the foregoing, under no circumstances shall Operator (except as a Party to the extent of its Participating Interest) or any other Indemnitee bear any Consequential Loss or Environmental Loss.

(D) Nothing in this Article 4.6 shall be deemed to relieve Operator from its Participating Interest share

of any damage, loss, cost, expense or liability arising out of, incident to, or resulting from Joint Operations.

4.7 ***Insurance Obtained by Operator***

(A) Operator shall procure and maintain for the Joint Account all insurance in the types and amounts required by the Contract or the Laws / Regulations.

(B) Operator shall procure and maintain any further insurance, at reasonable rates, as the Operating Committee may from time to time require. In the event that such further insurance is, in Operator's reasonable opinion, unavailable or available only at an unreasonable cost, Operator shall promptly notify the Non-Operators in order to allow the Operating Committee to reconsider such further insurance.

(C) Each Party will be provided the opportunity to underwrite any or all of the insurance to be obtained by Operator under Articles 4.7(A) and 4.7(B), through such Party's Affiliate insurance company or, if such direct insurance is not so permitted, through reinsurance policies to such Party's Affiliate insurance company; provided that the security and creditworthiness of such insurance arrangements are satisfactory to Operator, and that such arrangements will not result in any part of the premiums for such insurance not being recoverable under the Contract, or being significantly higher than the market rate.

(D) Subject to the Contract and the Laws / Regulations, any Party may elect not to participate in the insurance to be procured under Article 4.7(B) provided such Party:

(1) gives prompt written notice to that effect to Operator;

(2) does nothing which may interfere with Operator's negotiations for such insurance for the other Parties;

(3) obtains insurance prior to or concurrent with the commencement of relevant operations and maintains such insurance (in respect of which a current certificate of adequate coverage, provided at least once a year, shall be sufficient evidence) or other evidence of financial responsibility which fully covers its Participating Interest share of the risks that would be covered by the insurance to be procured under Article 4.7(A) and/or Article 4.7(B), as applicable, and which the Operating Committee determines to be acceptable. No such determination of acceptability shall in any way absolve a non-participating Party from its obligation to meet each cash call (except, in accordance with Article 4.7(F), as regards the costs of the insurance policy in which such Party has elected not to participate) including any cash call with respect to damages and losses and/or the costs of remedying the same in accordance with the terms of this Agreement, the Contract and the Laws / Regulations. If such Party obtains other insurance, such insurance shall (a) contain a waiver of subrogation in favor of all the other Parties, the Operator and their insurers but only with respect to their interests under this Agreement; (b) provide that thirty (30) days written notice be given to Operator prior to any material change in, or cancellation of, such insurance policy; (c) be primary to, and receive no contribution from, any other insurance maintained by or on behalf of, or benefiting Operator or the other Parties; and (d) contain adequate territorial extensions and coverage in the location of the Joint Operations; and

(4) is responsible for all deductibles, coinsurance payments, self-insured exposures, uninsured or underinsured exposures relating to its interests under this Agreement.

(E) In the event Operator elects, to the extent permitted by the Contract and Laws / Regulations, to self-insure all or part of the coverage to be procured under Articles 4.7(A) and/or 4.7(B), Operator shall so notify the Operating Committee and provide a qualified self-insurance letter stating what

coverages Operator is self-insuring. Any risk to be covered by insurance to be procured in accordance with Articles 4.7(A) and 4.7(B), that is not identified in the self-insurance letter shall be covered by insurance and supported by a current certificate of adequate coverage. If requested by the Operating Committee from time to time, Operator shall provide evidence of financial responsibility, acceptable to the Operating Committee, which fully covers the risks that would be covered by the insurance to be procured under Articles 4.7(A) and 4.7(B).

(F) The cost of insurance in which all the Parties are participating shall be for the Joint Account and the cost of insurance in which less than all the Parties are participating shall be charged to the Parties participating in proportion to their respective Participating Interests. Subject to the preceding sentence, the cost of insurance with respect to an Exclusive Operation shall be charged to the Consenting Parties.

(G) Operator shall, with respect to all insurance obtained under this Article 4.7:

(1) use reasonable endeavors to procure or cause to be procured such insurance prior to or concurrent with, the commencement of relevant operations and maintain or cause to be maintained such insurance during the term of the relevant operations or any longer term required under the Contract or the Laws / Regulations;

(2) promptly inform the participating Parties when such insurance is obtained and supply them with certificates of insurance or copies of the relevant policies when the same are issued;

(3) arrange for the participating Parties, according to their respective Participating Interests, to be named as co-insured on the relevant policies with waivers of subrogation in favor of all the Parties but only with respect to their interests under this Agreement;

(4) use reasonable endeavors to ensure that each policy shall survive the default or bankruptcy of the insured for claims arising out of an event before such default or bankruptcy and that all rights of the insured shall revert to the Parties not in default or bankruptcy; and

(5) duly file all claims and take all necessary and proper steps to collect any proceeds and credit any proceeds to the participating Parties in proportion to their respective Participating Interests.

(H) Operator shall use its reasonable endeavors to require all contractors performing work with respect to Joint Operations to:

(1) obtain and maintain any and all insurance in the types and amounts required by the Contract, the Laws / Regulations or any decision of the Operating Committee;

(2) name the Parties as additionally insured on the contractor's insurance policies and obtain from their insurers waivers of all rights of recourse against Operator, Non-Operators and their insurers; and

(3) provide Operator with certificates reflecting such insurance prior to the commencement of their services.

4.8 Commingling of Funds

Operator shall not commingle with Operator's own funds the monies which Operator receives from or for the Joint Account pursuant to this Agreement. However, Operator reserves the right to make future proposals to the Operating Committee with respect to the commingling of funds to achieve financial efficiency.

4.9 Resignation of Operator

Subject to Article 4.11, Operator may resign as Operator at any time by so notifying the other Parties at least one hundred and twenty (120) Days prior to the effective date of such resignation.

4.10 Removal of Operator

(A) Subject to Article 4.11, Operator shall be removed upon receipt of notice from any Non-Operator if:

(1) Operator becomes insolvent or begins a process of corporate restructuring, or makes an assignment for the benefit of creditors;

(2) an order is made by a court or an effective resolution is passed for the reorganization under any bankruptcy law, dissolution, liquidation, or winding up of Operator;

(3) a receiver is appointed for a substantial part of Operator's assets; or

(4) Operator dissolves, liquidates, is wound up, or otherwise terminates its existence.

(B) Subject to Article 4.11, Operator may be removed by the decision of the Non-Operator if Operator has committed a material breach of this Agreement and has either failed to commence to cure that breach within thirty (30) Days of receipt of a notice from Non-Operator detailing the alleged breach or failed to diligently pursue the cure to completion. However, if Operator a) commences to cure the alleged breach within the following 30 days; or b) proves the Non-Operator that no breach has occurred; or c) disputes such alleged commission of or failure to cure a material breach and dispute resolution proceedings are initiated pursuant to Article 18.2 in relation to such breach, then Operator shall remain appointed. Non-Operator shall continue to fulfill all its commitments hereunder and no successor Operator may be appointed pending the conclusion or abandonment of such proceedings, subject to the terms of Article 8.3 with respect to Operator's breach of its payment obligations.

(C) If Operator together with any Affiliates of Operator is or becomes the holder of a Participating Interest of less than fourty percent (40%), then Operator shall be required to promptly notify the other Parties. The Operating Committee shall then vote within thirty (30) Days of such notification on whether or not a successor Operator should be named pursuant to Article 4.11.

(D) If there is a direct or indirect change in Control of Operator (other than a transfer of Control to an Affiliate of Operator), Operator shall be required to promptly notify the other Parties. The Operating Committee shall vote within fifteen (15) Days of such notification on whether or not a successor Operator should be appointed pursuant to Article 4.11.

4.11 Appointment of Successor

When a change of Operator occurs pursuant to Article 4.9 or Article 4.10:

(A) The Operating Committee shall meet as soon as possible to appoint a successor Operator pursuant to the voting procedure of Article 5.10. No Party may be appointed successor Operator against its will.

(B) If Operator is removed, other than in the case of Article 4.10(C) or Article 4.10(D), neither Operator nor any Affiliate of Operator shall have the right to be considered as a candidate for the successor Operator.

(C) The resigning or removed Operator shall be compensated out of the Joint Account for its

reasonable expenses directly related to its resignation or removal, except in the case of Article 4.10(B) if the result of the Dispute is against the Operator.

(D) The resigning or removed Operator and the successor Operator shall arrange for the taking of an inventory of all Joint Property and Hydrocarbons, and an audit of the books and records of the removed Operator. Such inventory and audit shall be completed, if possible, no later than the effective date of the change of Operator and shall be subject to the approval of the Operating Committee. The liabilities and expenses of such inventory and audit shall be charged to the Joint Account.

(E) The resignation or removal of Operator and its replacement by the successor Operator shall not become effective prior to receipt of any necessary Government approvals.

(F) Upon the effective date of the resignation or removal, the successor Operator shall succeed to all duties, rights and authority prescribed for Operator. The former Operator shall transfer to the successor Operator custody of all Joint Property, books of account, records and other documents maintained by Operator pertaining to the Contract Area and to Joint Operations. Upon delivery of the above-described property and data, the former Operator shall be released and discharged from all obligations and liabilities as Operator accruing after such date.

4.12 Health, Safety and Environment ("HSE")

(A) With the goal of achieving safe and reliable operations in compliance with applicable HSE laws, rules and regulations (including avoiding significant and unintended impact on the safety or health of people, on property, or on the environment), Operator shall in the conduct of Joint Operations:

(1) establish and implement an HSE plan in a manner consistent with standards and procedures generally followed in the international petroleum industry under similar circumstances and size of operation, which plan shall be submitted to and approved by the Operating Committee;

(2) design and operate Joint Property consistent with the HSE plan; and

(3) conform with locally applicable HSE laws, rules and regulations and other HSE-related statutory requirements that may apply.

(B) The Operating Committee shall from time to time review details and budget of Operator's HSE plan and Operator's implementation thereof.

(C) In the conduct of Joint Operations, Operator shall establish and implement a program for regular HSE assessments. The purpose of such assessments is to periodically review HSE systems and procedures, including actual practice and performance, to verify that the HSE plan is being implemented in accordance with the policies and standards of the HSE plan. Operator shall, at a minimum, conduct such an assessment before entering into significant new Joint Operations and before undertaking any major changes to existing Joint Operations. Upon reasonable notice given to Operator, Non-Operators shall have the right to participate in such HSE assessments.

(D) Operator shall require its contractors, consultants and agents undertaking activities for the Joint Account to manage HSE risks in a manner consistent with the requirements of this Article 4.12.

(E) Operator shall establish and enforce rules consistent with those generally followed in the international petroleum industry under similar circumstances that, at a minimum, prohibit within the Contract Area the following:

(1) possession, use, distribution or sale of firearms, explosives, or other weapons without the

qr

prior written approval of senior management of Operator;

(2) possession, use, distribution or sale of alcoholic beverages without the prior written approval of senior management of Operator; and

(3) possession, use, distribution or sale of illicit or non-prescribed controlled substances and the misuse of prescribed drugs.

ARTICLE 5
OPERATING COMMITTEE

5.1 Establishment of Operating Committee

To provide for the overall supervision and direction of Joint Operations, there is established an Operating Committee composed of representatives of each Party holding a Participating Interest. Each Party shall appoint one (1) representative and one (1) alternate representative to serve on the Operating Committee. Each Party shall as soon as possible after the date of this Agreement give notice in writing to the other Parties of the name and address of its representative and alternate representative to serve on the Operating Committee. Each Party shall have the right to change its representative and alternate at any time by giving notice of such change to the other Parties.

5.2 Powers and Duties of Operating Committee

The Operating Committee shall have power and duty to authorize and supervise Joint Operations that are necessary or desirable to fulfill the Contract and properly explore and exploit the Contract Area in accordance with this Agreement and in a manner appropriate in the circumstances

5.3 Authority to Vote

The representative of a Party, or in his absence his alternate representative, shall be authorized to represent and bind such Party with respect to any matter which is within the powers of the Operating Committee and is properly brought before the Operating Committee. Each such representative shall have a vote equal to the Participating Interest of the Party such person represents. Each alternate representative shall be entitled to attend all Operating Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate. In addition to the representative and alternate representative, each Party may also bring to any Operating Committee meetings such technical and other advisors as it may deem appropriate.

5.4 Meetings of the Operating Committee

A meeting of the Operating Committee shall be held at least every 3 months. However any of the Parties may call an Operating Committee meeting, if it deems it strictly necessary. Such meetings may be performed by electronic means as foreseen in Colombian regulations.

5.5 Subcommittees

The Operating Committee may establish such subcommittees, including technical subcommittees, as the Operating Committee may deem appropriate. The functions of such subcommittees shall be in an advisory capacity or as otherwise determined unanimously by the Parties. Each Party shall have the right to appoint a representative to each subcommittee.

5.6 Notice of Meeting

(A) Operator may call a meeting of the Operating Committee by giving notice to the Parties at least fifteen (15) Days in advance of such meeting.

(B) Any Non-Operator may request a meeting of the Operating Committee by giving notice to all the other Parties. Upon receiving such request, Operator shall call such meeting for a date not less than fifteen (15) Days and not more than twenty (20) Days, after receipt of the request.

(C) The notice periods above may only be waived with the unanimous consent of all the Parties.

5.7 *Contents of Meeting Notice*

(A) Each notice of a meeting of the Operating Committee as provided by Operator shall contain:

(1) the date, time and location of the meeting;

(2) an agenda of the matters and proposals to be considered and voted upon; and

(3) copies of all proposals to be considered at the meeting (including all appropriate supporting information not previously distributed to the Parties).

(B) A Party, by notice to the other Parties given not less than seven (7) Days prior to a meeting, may add additional matters to the agenda for a meeting.

(C) On the request of a Party, and with the unanimous consent of all Parties, the Operating Committee may consider at a meeting a proposal not contained in such meeting agenda.

5.8 *Location of Meetings*

All meetings of the Operating Committee shall be held in Bogotá, Colombia, or elsewhere as the Operating Committee may decide.

5.9 *Operator's Duties for Meetings*

(A) With respect to meetings of the Operating Committee and any subcommittee, Operator's duties shall include:

(1) timely preparation and distribution of the agenda;

(2) organization and conduct of the meeting; and

(3) preparation of a written record or minutes of each meeting.

5.10 *Voting Procedure*

(A) Except as otherwise expressly provided in this Agreement, all decisions, approvals and other actions of the Operating Committee on all proposals coming before it shall be decided by the affirmative vote of at least seventy percent (70%) of the Participating Interests. In the event that seventy percent (70%) vote is not possibly reached, the principal Legal Representatives of the Parties shall take the decision during the following eight (8) working days and if the decision is not possibly reached, the provisions of Clause 18.2 shall be followed.

(B) The foregoing notwithstanding, the following Operating Committee decisions will require unanimous Parties consent:

(i) Any amendment or termination of this Agreement;

(ii) Approval of any decisions on the extension of the term of any of the Contract or any exploration period or any phase of the Contract;

(iii) Voluntary abandonment of all or any portion of the Contract Areas;

(iv) The voluntary unitization or any surrender of all or part of the Contract Areas;

(v) Drilling, Deepening, Testing, Sidetracking, Plugging Back, Completing, Recompleting, Reworking, or plugging works, or any other activity, which are not part of the minimum obligations of the Contract.

In any case other than (i) above, if the Parties cannot agree on unanimous vote, any Party shall have the right to take its own decision on its account and at its sole risk as an Exclusive Operation.

5.11 Record of Votes

The chairman of the Operating Committee shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at each Operating Committee meeting. Each representative shall sign and be provided a copy of such record at the end of such meeting, and it shall be considered the final record of the decisions of the Operating Committee.

5.12 Minutes

The secretary shall provide each Party with a copy of the minutes of the Operating Committee meeting within fifteen (15) Business Days after the end of the meeting. Each Party shall have fifteen (15) Days after receipt of such minutes to give notice to the secretary of its objections to the minutes. A failure to give notice specifying objection to such minutes within said fifteen (15) Day period shall be deemed to be approval of such minutes. In any event, the votes recorded under Article 5.10 shall take precedence over the minutes described above.

5.13 Voting by Notice

(A) In lieu of a meeting, any Party may submit any proposal to the Operating Committee for a vote by notice. The proposing Party or Parties shall notify Operator who shall give each Party's representative notice describing the proposal so submitted and whether Operator considers such operational matter to require urgent determination. Operator shall include with such notice adequate documentation in connection with such proposal to enable the Parties to make a decision. Each Party shall communicate its vote by notice to Operator and the other Parties within one of the following appropriate time periods after receipt of Operator's notice:

(1) Forty-eight (48) hours in the case of operations which involve the use of a drilling rig that is standing by in the Contract Area and such other operational matters reasonably considered by Operator to require by their nature urgent determination (such operations and matters being referred to as "***Urgent Operational Matters***"); and

(2) Twelve (12) Days in the case of all other proposals.

(B) Except in the case of Article 5.13 (A) (1), any Party may, by notice delivered to all Parties within seven (7) Days of receipt of Operator's notice, request that the proposal be decided at a meeting rather than by notice. In such an event, that proposal shall be decided at a meeting duly called for that purpose.

(C) Except as provided in Article 10, any Party failing to communicate its vote in a timely manner shall be deemed to have voted against such proposal.

(D) If a meeting is not requested, then at the expiration of the appropriate time period, Operator shall give each Party a confirmation notice stating the tabulation and results of the vote.

5.14 *Effect of Vote*

All decisions taken by the Operating Committee pursuant to this Article 5 shall be conclusive and binding on all the Parties, except in the following cases.

(A) If pursuant to this Article 5, a Joint Operation has been properly proposed to the Operating Committee and the Operating Committee has not approved such proposal in a timely manner, then any Party that voted in favor of such proposal shall have the right for the appropriate period specified below to propose, in accordance with Article 7, an Exclusive Operation involving operations essentially the same as those proposed for such Joint Operation.

(1) For proposals related to Urgent Operational Matters, such right shall be exercisable for twenty-four (24) hours after the time specified in Article 5.13(A)(1) has expired or after receipt of Operator's notice given to the Parties pursuant to Article 5.13(D), as applicable.

(2) For proposals to develop a Discovery, such right shall be exercisable for ten (10) Days after the date the Operating Committee was required to consider such proposal pursuant to Article 5.6 or Article 5.13.

(3) For all other proposals, such right shall be exercisable for five (5) Days after the date the Operating Committee was required to consider such proposal pursuant to Article 5.6 or Article 5.13.

(B) If a Party voted against any proposal which was approved by the Operating Committee and which could be conducted as an Exclusive Operation pursuant to Article 7, then such Party shall have the right not to participate in the operation contemplated by such approval. Any such Party wishing to exercise its right of non-consent must give notice of non-consent to all other Parties within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) following Operating Committee approval of such proposal. If a Party exercises its right of non-consent, the Parties who were not entitled to give or did not give notice of non-consent shall be Consenting Parties as to the operation contemplated by the Operating Committee approval, and shall conduct such operation as an Exclusive Operation under Article 7; provided, however, that any such Party who was not entitled to give or did not give notice of non-consent may, by notice provided to the other Parties within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) following the notice of non-consent given by any non-consenting Party, require that the Operating Committee vote again on the proposal in question. Only the Parties which were not entitled to or have not exercised their right of non-consent with respect to the contemplated operation shall participate in such second vote of the Operating Committee, with voting rights proportional to their respective Participating Interest. If the Operating Committee approves again the contemplated operation, any Party which voted against the contemplated operation in such second vote may elect to be a Non-Consenting Party with respect to such operation, by notice of non-consent provided to all other Parties within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) following the Operating Committee's second approval of such contemplated operation.

Exactly in the same terms and conditions, if a Party votes to approve any proposal which was denied by the Operating Committee and which could be conducted as an Exclusive Operation pursuant to Article 7, the such Party shall have the right to take its own decision and conduct such Exclusive Operation on its account and at its sole risk in the same terms and conditions established in the Article 7. The procedure to exercise the right to conduct an Exclusive Operation on its account and at its sole risk is the same described above.

(C) If the Consenting Parties to an Exclusive Operation under Article 5.13(A) or Article 5.13(B) concur, then the Operating Committee may, at any time, pursuant to this Article 5, reconsider and approve, decide or take action on any proposal that the Operating Committee declined to approve earlier, or modify or revoke an earlier approval, decision or action.

(D) Once a Joint Operation for the drilling, Deepening, Testing, Sidetracking, Plugging Back, Completing, Recompleting, Reworking, or plugging of a well or any other activity has been approved and commenced, such operation shall not be discontinued without the consent of the Operating Committee; provided, however, that such operation may be discontinued if:

(1) an impenetrable substance or other condition in the hole is encountered which in the reasonable judgment of Operator causes the continuation of such operation to be impractical; or

(2) other circumstances occur which in the reasonable judgment of Operator cause the continuation of such operation to be unwarranted and the Operating Committee, within the period required under Article 5.13(A)(1) after receipt of Operator's notice, approves discontinuing such operation.

On the occurrence of either of the above, Operator shall promptly notify the Parties that such operation is being discontinued pursuant to the foregoing, and any Party shall have the right to propose in accordance with Article 7 an Exclusive Operation to continue such operation.

ARTICLE 6
WORK PROGRAMS AND BUDGETS

6.1 *Exploration and Appraisal*

(A) Within thirty (30) Days after the Effective Date, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the remainder of the current Calendar Year and, if appropriate, for the following Calendar Year. Within thirty (30) Days of such delivery, the Operating Committee shall meet to consider and to endeavor to agree on a Work Program and Budget.

(B) On or before the 30th Day of October of each Calendar Year, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the following Calendar Year. Within thirty (30) Days of such delivery, the Operating Committee shall meet to consider and to endeavor to agree on a Work Program and Budget.

(C) If a Discovery is made, Operator shall deliver any notice of Discovery required under the Contract and shall as soon as possible submit to the Parties a report containing available details concerning the Discovery and Operator's recommendation as to whether the Discovery merits appraisal. If the Operating Committee determines that the Discovery merits appraisal, Operator within sixty (60) Days shall deliver to the Parties a proposed Work Program and Budget for the appraisal of the Discovery. Within thirty (30) Days of such delivery, or earlier if necessary to meet any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify and then either approve or reject the appraisal Work Program and Budget. If the appraisal Work Program and Budget is approved by the Operating Committee, Operator shall take such steps as may be required under the Contract to secure approval of the appraisal Work Program and Budget by the Government. In the event the Government requires changes in the appraisal Work Program and Budget, the matter shall be resubmitted to the Operating Committee for further consideration.

(D) The Work Program and Budget agreed pursuant to this Article shall include at least that part of the Minimum Work Obligations required to be carried out during the Calendar Year in question under the terms of the Contract. If within the time periods prescribed in this Article 6.1 the Operating Committee is unable to agree on such a Work Program and Budget, then the proposal capable of satisfying the Minimum Work Obligations for the Calendar Year in question that receives the largest Participating Interest vote (even if less than the applicable percentage under Article 5.10) shall be deemed adopted as part of the annual Work Program and Budget. If competing proposals receive equal votes, then Operator shall choose between those competing proposals. Any portion

of a Work Program and Budget adopted pursuant to this Article 6.1(D) instead of Article 5.10 shall contain only such operations for the Joint Account as are necessary to maintain the Contract in full force and effect, including such operations as are necessary to fulfill the Minimum Work Obligations required for the given Calendar Year.

(E) Any approved Work Program and Budget may be revised by the Operating Committee from time to time. To the extent such revisions are approved by the Operating Committee, the Work Program and Budget shall be amended accordingly. Operator shall prepare and submit a corresponding work program and budget amendment to the Government if required by the Contract.

(F) Subject to Article 6.8, approval of any such Work Program and Budget which includes:

(1) an Exploration Well, whether by drilling, Deepening or Sidetracking, shall include approval for only expenditures necessary for the drilling, Deepening or Sidetracking of such Exploration Well, as applicable. When an Exploration Well has reached its authorized depth, all logs, cores and other approved Tests have been conducted and the results furnished to the Parties, Operator shall submit to the Parties in accordance with Article 5.13(A)(1) an election to participate in an attempt to Complete such Exploration Well. Operator shall include in such submission Operator's recommendation on such Completion attempt and an AFE for such Completion costs.

(2) an Appraisal Well, whether by drilling, Deepening or Sidetracking, shall include approval for only expenditures necessary for the drilling, Deepening or Sidetracking of such Appraisal Well, as applicable. When an Appraisal Well has reached its authorized depth, all logs, cores and other approved Tests have been conducted and the results furnished to the Parties, Operator shall submit to the Parties in accordance with Article 5.13(A)(1) an election to participate in an attempt to Complete such Appraisal Well. Operator shall include in such submission Operator's recommendation on such Completion attempt and an AFE for such Completion costs.

(G) Any Party desiring to propose a Completion attempt, or an alternative Completion attempt, must do so within the time period provided in Article 5.13(A)(1) by notifying all other Parties. Any such proposal shall include an AFE for such Completion costs.

6.2 *Development*

(A) If the Operating Committee determines that a Discovery may be a Commercial Discovery, Operator shall, as soon as practicable, deliver to the Parties a Development Plan together with the first annual Work Program and Budget (or a multi-year Work Program and Budget pursuant to Article 6.5) and provisional Work Programs and Budgets for the remainder of the development of the Discovery, which shall contain, *inter alia*:

(1) details of the proposed work to be undertaken, personnel required and expenditures to be incurred, including the timing of same, on a Calendar Year basis;

(2) an estimated date for the commencement of production;

(3) a delineation of the proposed Exploitation Area; and

(4) any other information requested by the Operating Committee.

(B) After receipt of the Development Plan and prior to any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify and then either approve or reject the Development Plan and the first annual Work Program and Budget for the development of a

Discovery, as submitted by Operator. If the Operating Committee determines that the Discovery is a Commercial Discovery and approves the corresponding Development Plan, Operator shall, as soon as possible, deliver any notice of Commercial Discovery required under the Contract and take such other steps as may be required under the Contract to secure approval of the Development Plan by the Government. In the event the Government requires changes in the Development Plan, the matter shall be resubmitted to the Operating Committee for further consideration.

(C) If the Development Plan is approved, such work shall be incorporated into and form part of annual Work Programs and Budgets, and Operator shall, on or before the 30th Day of October of each Calendar Year submit a Work Program and Budget for the Exploitation Area, for the following Calendar Year. Subject to Article 6.5, within thirty (30) Days after such submittal, the Operating Committee shall endeavor to agree to such Work Program and Budget, including any necessary or appropriate revisions to the Work Program and Budget for the approved Development Plan.

6.3 Production

On or before the 30th Day of October of each Calendar Year, Operator shall deliver to the Parties a proposed production Work Program and Budget detailing the Joint Operations to be performed in the Exploitation Area and the projected production schedule for the following Calendar Year. Within thirty (30) Days of such delivery, the Operating Committee shall agree upon a production Work Program and Budget, failing which the provisions of Article 6.1(D) shall be applied *mutatis mutandis*.

6.4 Itemization of Expenditures

(A) During the preparation of the proposed Work Programs and Budgets and Development Plans contemplated in this Article 6, Operator shall consult with the Operating Committee or the appropriate subcommittees regarding the contents of such Work Programs and Budgets and Development Plans.

(B) Each Work Program and Budget and Development Plan submitted by Operator shall contain an itemized estimate of the costs of Joint Operations and all other expenditures to be made for the Joint Account during the Calendar Year in question and shall, *inter alia*:

(1) identify each work category in sufficient detail to afford the ready identification of the nature, scope and duration of the activity in question;

(2) include such reasonable information regarding Operator's allocation procedures and estimated manpower costs as the Operating Committee may determine;

(3) comply with the requirements of the Contract;

(4) contain an estimate of funds to be expended by Calendar Quarter; and

(5) during the Exploration Period, provide a forecast of annual expenditures and activities through the end of the Exploration Period.

(C) The Work Program and Budget shall designate the portion or portions of the Contract Area in which Joint Operations itemized in such Work Program and Budget are to be conducted and shall specify the kind and extent of such operations in such detail as the Operating Committee may deem suitable.

6.5 Multi-Year Work Program and Budget

(A) Any work that cannot be efficiently completed within a single Calendar Year may be proposed in a multi-year Work Program and Budget. Upon approval by the Operating Committee, such multi-

year Work Program and Budget shall, subject only to revisions approved by the Operating Committee thereafter: (i) remain in effect as between the Parties (and the associated cost estimate shall be a binding pro-rata obligation of each Party) through the completion of the work; and (ii) be reflected in each annual Work Program and Budget. If the Contract requires that Work Programs and Budgets be submitted to the Government for approval, such multi-year Work Program and Budget shall be submitted to the Government either in a single request for a multi-year approval or as part of the annual approval process, according to the terms of the Contract.

(B) The Parties shall use their best endeavors to secure the whole exploration prospectivity of the Contract Area.

6.6 Contract Awards

Subject to the Contract, Operator shall award the contract to the best qualified contractor as determined by cost and ability to perform the contract without the obligation to tender and without informing or seeking the approval of the Operating Committee for contracts less than or equal to US$100,000 in value. Operator shall be required to utilize a tendering procedure for contracts in excess of US$100,000. For all contracts with Affiliates of Operator, Operator shall obtain the approval of the Operating Committee. Subject to the Contract, Operator shall award each contract for Joint Operations on the following basis:

(A) For any proposed contract for the Joint Operation where the cost thereof will not or is not likely to exceed one hundred thousand US Dollars (US$ 100,000), Operator shall award the contract to the best qualified contractor as determined by cost and ability to perform the contract without the obligation to tender and without informing or seeking the approval of the Operating Committee.

(B) For any proposed contract for the Joint Operation where the cost thereof will or is likely to exceed one hundred thousand US Dollars (US$ 100,000) but not more than Five Hundred Thousand US Dollars (US$ 500,000), Operator shall:

(1) complete a tendering process within a reasonable period of time;

(2) inform the Parties of the entities to whom the contract has been awarded, provided that before awarding Contract to Affiliates of Operator which exceed one hundred thousand U.S. dollars (US$ 100,000), Operator shall obtain the approval of the Operating Committee;

(3) upon the request of a Party, provide such Party with a copy of the final version of the contract.

(C) For any proposed contract for the Joint Operation where the cost thereof will or is likely to exceed Five Hundred Thousand US Dollars (US$ 500,000), Operator shall:

(1) provide the Parties with a list of the entities whom Operator proposes to invite to tender for the said contract;

(2) add to such list any entity whom a Party reasonably requests to be added within fourteen (14) Days of receipt of such list;

(3) prepare and dispatch the tender documents to the entities on the list;

(4) after the expiration of the period allowed for tendering, consider and analyze the details of all bids received;

(5) prepare and circulate to the Parties a competitive bid analysis, stating Operator's recommendation as to the entity to whom the contract should be awarded, the reasons

therefor, and the technical, commercial and contractual terms to be agreed upon;

(6) obtain the approval of the Operating Committee to the recommended bid; and

(7) upon the request of a Party, provide such Party with a copy of the final version of the contract.

Notwithstanding the above, contract policies for Joint Operation shall be in accordance with Operator contract policies.

6.7 ***Authorization for Expenditure ("AFE") Procedure***

(A) Prior to incurring any commitment or expenditure for the Joint Account, which is estimated to be:

i. in excess of one hundred thousand US Dollars (US$ 100,000) in an exploration or appraisal Work Program and Budget;

ii. in excess of one hundred thousand US Dollars U.S. dollars (US$ 100,000) in a development Work Program and Budget; and

iii. in excess of one hundred thousand US Dollars U.S. dollars (US$ 100,000) in a production Work Program and Budget,

Operator shall send to each Non-Operator an AFE as described in Article 6.7(C) for its approval.

(B) Notwithstanding any other provision of this Agreement, all AFEs shall be for informational purposes only. Approval of an operation in the current Work Program and Budget shall authorize Operator to conduct the operation (subject to Article 6.8) without further authorization from the Operating Committee.

(C) Each AFE proposed by Operator shall:

(1) identify the operation by specific reference to the applicable line items in the Work Program and Budget;

(2) describe the work in detail;

(3) contain Operator's best estimate of the total funds required to carry out such work;

(4) outline the proposed work schedule;

(5) provide a timetable of expenditures, if known; and

(6) be accompanied by such other supporting information as is necessary for an informed decision.

6.8 ***Overexpenditures of Work Programs and Budgets***

(A) For expenditures on any line item of an approved Work Program and Budget, Operator shall be entitled to incur without further approval of the Operating Committee an overexpenditure for such line item up to ten percent (10%) of the authorized amount for such line item; provided that the cumulative total of all overexpenditures for a Calendar Year shall not exceed five percent (5%) of

the total annual Work Program and Budget in question.

(B) At such time Operator reasonably anticipates the limits of Article 6.8(A) will be exceeded, Operator shall furnish to the Operating Committee a reasonably detailed estimate for the Operating Committee's approval. The Work Program and Budget shall be revised accordingly and the overexpenditures permitted in Article 6.8(A) shall be based on the revised Work Program and Budget. Operator shall promptly give notice of the amounts of overexpenditures when actually incurred.

(C) The restrictions contained in this Article 6 shall be without prejudice to Operator's rights to make expenditures for Urgent Operational Matters and measures set out in Article 13.5 without the Operating Committee's approval.

ARTICLE 7
OPERATIONS BY LESS THAN ALL PARTIES

7.1 ***Limitation on Applicability***

(A) No operations may be conducted in furtherance of the Contract except as Joint Operations under Article 5 or as Exclusive Operations under this Article 7. No Exclusive Operation shall be conducted (other than the tie-in of Exclusive Operation facilities with existing production facilities pursuant to Article 7.10) which conflicts with a previously approved Joint Operation or with a previously approved Exclusive Operation.

(B) Operations which are required to fulfill the Minimum Work Obligations must be proposed and conducted as Joint Operations under Article 5, and may not be proposed or conducted as Exclusive Operations under this Article 7.

(C) Except for Exclusive Operations relating to Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompletions or Reworking of a well originally drilled to fulfill the Minimum Work Obligations, no Exclusive Operations may be proposed or conducted until the Minimum Work Obligations are fulfilled.

(D) No Party may propose or conduct an Exclusive Operation under this Article 7 unless and until such Party has properly exercised its right to propose an Exclusive Operation pursuant to Article 5.13, or is entitled to conduct an Exclusive Operation pursuant to Article 10.

(E) The following operations may be proposed and conducted as Exclusive Operations, subject to the terms of this Article 7:

(1) drilling and/or Testing of Exploration Wells and Appraisal Wells;

(2) Completion of Exploration Wells and Appraisal Wells not then Completed as productive of Hydrocarbons;

(3) Deepening, Sidetracking, Plugging Back and/or Recompletion of Exploration Wells and Appraisal Wells;

(4) development of a Commercial Discovery;

(5) acquisition of G & G Data;

(6) any operations specifically authorized to be undertaken as an Exclusive Operation under Article 10, and

(7) Any operation that may be proposed and conducted as a Joint Operation, other than operations pursuant to an approved Development Plan, may be proposed and conducted as an Exclusive Operations, subject to the terms of this Article 7.

7.2 ***Procedure to Propose Exclusive Operations***

(A) Subject to Article 7.1, if any Party proposes to conduct an Exclusive Operation, such Party shall give notice of the proposed operation to all Parties, other than Non-Consenting Parties who have relinquished their rights to participate in such operation pursuant to Article 7.4(B) or Article 7.4(F) and have no option to reinstate such rights under Article 7.4(C). Such notice shall specify that such operation is proposed as an Exclusive Operation and include the work to be performed, the location, the objectives, and estimated cost of such operation.

(B) Any Party entitled to receive such notice shall have the right to participate in the proposed operation.

(1) For proposals to Deepen, Test, Complete, Sidetrack, Plug Back, Recomplete or Rework related to Urgent Operational Matters, any such Party wishing to exercise such right must so notify the proposing Party and Operator within twenty-four (24) hours after receipt of the notice proposing the Exclusive Operation.

(2) For proposals to develop a Discovery, any Party wishing to exercise such right must so notify Operator and the Party proposing to develop within sixty (60) Days after receipt of the notice proposing the Exclusive Operation.

(3) For all other proposals, any such Party wishing to exercise such right must so notify the proposing Party and Operator within ten (10) Days after receipt of the notice proposing the Exclusive Operation.

(C) Failure of a Party to whom a proposal notice is delivered to properly reply within the period specified above shall constitute an election by that Party not to participate in the proposed operation.

(D) If all Parties properly exercise their rights to participate, then the proposed operation shall be conducted as a Joint Operation. Operator shall commence such Joint Operation as promptly as practicable and conduct it with due diligence.

(E) If less than all Parties entitled to receive such proposal notice properly exercise their rights to participate, then:

(1) The Party proposing the Exclusive Operation, on its own count and risk or together with any other Consenting Parties, shall have the right exercisable for the applicable notice period set out in Article 7.2(B), to instruct Operator (subject to Article 7.11 (F)) to conduct the Exclusive Operation.

(2) If the Exclusive Operation is conducted, the Consenting Parties shall bear a Participating Interest in such Exclusive Operation, the numerator of which is such Consenting Party's Participating Interest as stated in Article 3.2(A) and the denominator of which is the aggregate of the Participating Interests of the Consenting Parties as stated in Article 3 .2 (A), or as the Consenting Parties may otherwise agree.

(3) If such Exclusive Operation has not been commenced within one hundred and twenty days (120) Days (excluding any extension specifically agreed by all Parties or allowed by the force majeure provisions of Article 16) after the date of the instruction given to Operator under Article 7.2(E)(1), the right to conduct such Exclusive Operation shall

terminate. If any Party still desires to conduct such Exclusive Operation, notice proposing such operation must be resubmitted to the Parties in accordance with Article 7, as if no proposal to conduct an Exclusive Operation had been previously made.

7.3 ***Responsibility for Exclusive Operations***

(A) The Consenting Parties shall bear in accordance with the Participating Interests agreed under Article 7.2(E) the entire cost and liability of conducting an Exclusive Operation and shall indemnify the Non-Consenting Parties from any and all costs and liabilities incurred incident to such Exclusive Operation (including Consequential Loss and Environmental Loss) and shall keep the Contract Area free and clear of all liens and encumbrances of every kind created by or arising from such Exclusive Operation.

(B) Notwithstanding Article 7.3(A), each Party shall continue to bear its Participating Interest share of the cost and liability incident to the operations in which it participated, including plugging and abandoning and restoring the surface location, but only to the extent those costs were not increased by the Exclusive Operation.

7.4 ***Consequences of Exclusive Operations***

(A) With regard to any Exclusive Operation, for so long as a Non-Consenting Party has the option under Article 7.4(C) to reinstate the rights it relinquished under Article 7.4(B), such Non-Consenting Party shall be entitled to have access concurrently with the Consenting Parties to all data and other information relating to such Exclusive Operation, other than data obtained in an Exclusive Operation for the purpose of acquiring G & G Data. If a Non-Consenting Party desires to receive and acquire the right to use such G & G Data, then such Non-Consenting Party shall have the right to do so by paying to the Consenting Parties its Participating Interest share as set out in Article 3.2(A) of the cost incurred in obtaining such G & G Data.

(B) Subject to Articles 7.4(C) and 7.8, each Non-Consenting Party shall be deemed to have relinquished to the Consenting Parties, and the Consenting Parties shall be deemed to own, in proportion to their respective Participating Interests in any Exclusive Operation:

(1) all of each such Non-Consenting Party's right to participate in further operations in the well or Deepened or Sidetracked portion of a well in which the Exclusive Operation was conducted and on any Discovery made or appraised in the course of such Exclusive Operation; and

(2) all of each such Non-Consenting Party's right pursuant to the Contract to take and dispose of Hydrocarbons produced and saved:

(a) from the well or Deepened or Sidetracked portion of a well in which such Exclusive Operation was conducted; and

(b) from any wells drilled to appraise or develop a Discovery made or appraised in the course of such Exclusive Operation.

(C) A Non-Consenting Party shall have only the following options to reinstate the rights it relinquished pursuant to Article 7.4(B):

(1) If the Consenting Parties decide to appraise a Discovery made in the course of an Exclusive Operation, the Consenting Parties shall submit to each Non-Consenting Party the approved appraisal program. For thirty (30) Days (or forty-eight (48) hours for Urgent Operational Matters) from receipt of such appraisal program, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to

Article 7.4(B) and to participate in such appraisal program. The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the expense and liability of such appraisal program, and to pay such amounts as set out in Articles 7.5(A) and 7.5(B).

(2) If the Consenting Parties decide to develop a Discovery made or appraised in the course of an Exclusive Operation, the Consenting Parties shall submit to the Non-Consenting Parties a Development Plan substantially in the form intended to be submitted to the Government under the Contract. For sixty (60) Days from receipt of such Development Plan or such lesser period of time prescribed by the Contract, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such Development Plan. The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such Development Plan and such future operating and producing costs, and to pay the amounts as set out in Articles 7.5(A) and 7.5(B).

(3) If the Consenting Parties decide to Deepen, Complete, Sidetrack, Plug Back or Recomplete an Exclusive Well and such further operation was not included in the original proposal for such Exclusive Well, the Consenting Parties shall submit to the Non-Consenting Parties the approved AFE for such further operation. For thirty (30) Days (or forty-eight (48) hours for Urgent Operational Matters) from receipt of such AFE, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such operation. The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such further operation, and to pay the amounts as set out in Articles 7.5(A) and 7.5(B).

A Non-Consenting Party shall not be entitled to reinstate its rights in any other type of operation.

(D) If a Non-Consenting Party does not properly and in a timely manner exercise its option under Article 7.4(C), including paying all amounts due in accordance with Articles 7.5(A) and 7.5(B), such Non-Consenting Party shall have forfeited the options as set out in Article 7.4(C) and the right to participate in the proposed program, unless such program, plan or operation is materially modified or expanded (in which case a new notice and option shall be given to such Non-Consenting Party under Article 7.4(C)).

(E) A Non-Consenting Party exercising its option under Article 7.4(C) shall notify the other Parties that it agrees to bear its share of the liability and expense of such further operation and to reimburse the amounts set out in Articles 7.5(A) and 7.5(B) that such Non-Consenting Party had not previously paid. Such Non-Consenting Party shall in no way be deemed to be entitled to any amounts paid pursuant to Articles 7.5(A) and 7.5(B) incident to such Exclusive Operations. The Participating Interest of such Non-Consenting Party in such Exclusive Operation shall be its Participating Interest set out in Article 3.2(A). The Consenting Parties shall contribute to the Participating Interest of the Non-Consenting Party in proportion to the excess Participating Interest that each received under Article 7.2(E). If all Parties participate in the proposed operation, then such operation shall be conducted as a Joint Operation pursuant to Article 5.

(F) If after the expiry of the period in which a Non-Consenting Party may exercise its option to participate in a Development Plan the Consenting Parties desire to proceed, Operator shall give notice to the Government under the appropriate provision of the Contract requesting a meeting to advise the Government that the Consenting Parties consider the Discovery to be a Commercial Discovery. Following such meeting such Operator for such development shall apply for an Exploitation Area (if applicable in the Contract). Unless the Development Plan is materially

modified or expanded prior to the commencement of operations under such plan (in which case a new notice and option shall be given to the Non-Consenting Parties under Article 7.4(C)), each Non-Consenting Party to such Development Plan shall:

(1) if the Contract so allows, elect not to apply for an Exploitation Area covering such development and forfeit all interest in such Exploitation Area, or

(2) if the Contract does not so allow, be deemed to have:

(a) elected not to apply for an Exploitation Area covering such development;

(b) forfeited all economic interest in such Exploitation Area; and

(c) assumed a fiduciary duty to exercise its legal interest in such Exploitation Area for the benefit of the Consenting Parties.

In either case such Non-Consenting Party shall be deemed to have withdrawn from this Agreement to the extent it relates to such Exploitation Area, even if the Development Plan is modified or expanded subsequent to the commencement of operations under such Development Plan and shall be further deemed to have forfeited any right to participate in the construction and ownership of facilities outside such Exploitation Area designed solely for the use of such Exploitation Area.

7.5 ***Premium to Participate in Exclusive Operations***

(A) Each such Non-Consenting Party shall, within thirty (30) Days of the exercise of its option under Article 7.4(C), pay, in the currency designated by such Consenting Parties, the corresponding funds to the Consenting Parties in proportion to their respective Participating Interests in such Exclusive Operations, of the cash calls made on each Consenting Party in respect of both Joint Operations and Exclusive Operations until such Non-Consenting Party has reimbursed the original Consenting Parties (in proportion to their respective Participating Interest in the Exclusive Operations in which such Non-Consenting Party is reinstating its rights) an amount equal to such Non-Consenting Party's Participating Interest share of all liabilities and expenses that were incurred in every Exclusive Operation relating to the Discovery (or Exclusive Well, as the case may be) in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B) and that were not previously paid by such Non-Consenting Party.

(B) In addition to the payment required under Article 7.5(A), immediately following the exercise of its option under Article 7.4(C) each such Non-Consenting Party shall be liable to reimburse the Consenting Parties who took the risk of such Exclusive Operations (in proportion to their respective Participating Interests) an amount equal to the total of:

(1) Two hundred and fifty percent (250%) of such Non-Consenting Party's Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the obtaining of the portion of the G & G Data which pertains to the Discovery, and that were not previously paid by such Non-Consenting Party; plus

(2) Five hundred per percent (500%) of such Non-Consenting Party's Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Exploration Well which made the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party; plus

(3) Five hundred per percent (500%) of the Non-Consenting Party's Participating Interest

share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Appraisal Well(s) which delineated the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party.

(C) Each such Non-Consenting Party who is liable for the amounts set out in Article 7.5(B) shall, within thirty (30) Days of the exercise of its option under Article 7.4(C), pay in immediately available funds the full amount due from it under Article 7.5(B) to such Consenting Parties, in the currency designated by such Consenting Parties.

(D) The Non-Consenting Party exercising its option under Article 7.4 shall, in accordance with Article 19, be entitled to all Cost Hydrocarbons derived from reimbursements made under Article 7.5(A).

7.6 *Order of Preference of Operations*

(A) Except as otherwise specifically provided in this Agreement, if any Party desires to propose the conduct of an operation that will conflict with an existing proposal for an Exclusive Operation, such Party shall have the right exercisable for five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) from receipt of the proposal for the Exclusive Operation, to deliver such Party's alternative proposal to all Parties entitled to participate in the proposed operation. Such alternative proposal shall contain the information required under Article 7.2(A).

(B) Each Party receiving such proposals shall elect by delivery of notice to Operator and to the proposing Parties within the appropriate response period set out in Article 7.2(B) to participate in one of the competing proposals. Any Party not notifying Operator and the proposing Parties within the response period shall be deemed to have voted against the proposals.

(C) The proposal receiving the largest aggregate Participating Interest vote shall have priority over all other competing proposals. In the case of a tie vote, Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote. Operator shall deliver notice of such result to all Parties entitled to participate in the operation within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters).

(D) Each Party shall then have two (2) Days (or twenty-four (24) hours for Urgent Operational Matters) from receipt of such notice to elect by delivery of notice to Operator and the proposing Parties whether such Party will participate in such Exclusive Operation, or will relinquish its interest pursuant to Article 7.4(B). Failure by a Party to deliver such notice within such period shall be deemed an election not to participate in the prevailing proposal.

7.7 *Stand-By Costs*

(A) When an operation has been performed, all tests have been conducted and the results of such tests furnished to the Parties, stand by costs incurred pending response to any Party's notice proposing an Exclusive Operation for Deepening, Testing, Sidetracking, Completing, Plugging Back, Recompleting, Reworking or other further operation in such well (including the period required under Article 7.6 to resolve competing proposals) shall be charged and borne as part of the operation just completed. Stand by costs incurred subsequent to all Parties responding, or expiration of the response time permitted, whichever first occurs, shall be charged to and borne by the Parties proposing the Exclusive Operation in proportion to their Participating Interests, regardless of whether such Exclusive Operation is actually conducted.

(B) If a further operation related to Urgent Operational Matters is proposed while the drilling rig to be utilized is on location, any Party may request and receive up to five (5) additional Days after expiration of the applicable response period specified in Article 7.2(B)(1) within which to respond

by notifying Operator that such Party agrees to bear all stand by costs and other costs incurred during such extended response period. Operator may require such Party to pay the estimated stand by costs in advance as a condition to extending the response period. If more than one Party requests such additional time to respond to the notice, stand by costs shall be allocated between such Parties on a Day-to-Day basis in proportion to their Participating Interests.

(C) Payment for the use of equipment under Article 7.9(B) shall not result in an acquisition of any additional interest in the equipment or platform by the paying Parties. However, such payments shall be included in the costs which the paying Parties are entitled to recoup under Article 7.5.

(D) Parties electing to use spare capacity in equipment pursuant to Article 7.9(B) shall indemnify the owners of the equipment or platform against any and all costs and liabilities incurred as a result of such use (including any Consequential Loss and Environmental Loss) but excluding costs and liabilities for which Operator is solely responsible under Article 4.6.

7.8 ***Special Considerations Regarding Deepening and Sidetracking***

(A) An Exclusive Well shall not be Deepened or Sidetracked without first affording the Non-Consenting Parties in accordance with this Article 7.8 the opportunity to participate in such operation.

(B) In the event any Consenting Party desires to Deepen or Sidetrack an Exclusive Well, such Party shall initiate the procedure contemplated by Article 7.2. If a Deepening or Sidetracking operation is approved pursuant to such provisions, and if any Non-Consenting Party to the Exclusive Well elects to participate in such Deepening or Sidetracking operation, such Non-Consenting Party shall not owe amounts pursuant to Article 7.5(B), and such Non-Consenting Party's payment pursuant to Article 7.5(A) shall be such Non-Consenting Party's Participating Interest share of the liabilities and expenses incurred in connection with drilling the Exclusive Well from the surface to the depth previously drilled which such Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate in such Exclusive Well; provided, however, all liabilities and expenses for Testing and Completing or attempting Completion of the well incurred by Consenting Parties prior to the commencement of actual operations to Deepen or Sidetrack beyond the depth previously drilled shall be for the sole account of the Consenting Parties.

7.9 ***Use of Property***

(A) The Parties participating in any Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting or Reworking of any well drilled under this Agreement shall be permitted to use (free of cost) all casing, tubing and other equipment in the well that is not needed for operations by the owners of the wellbore, but the ownership of all such equipment shall remain unchanged. On abandonment of a well in which operations with differing participation have been conducted, the Parties abandoning the well shall account for all equipment in the well to the Parties owning such equipment by tendering to them their respective Participating Interest shares of the value of such equipment less the cost of salvage.

(B) Spare capacity in equipment that is constructed pursuant to this Agreement and used for processing or transporting Crude Oil and Natural Gas after it has passed through primary separators and dehydrators (including treatment facilities, gas processing plants and pipelines) shall be available for use by any Party for Hydrocarbon production from the Contract Area on the terms set forth below. All Parties desiring to use such equipment shall nominate capacity in such equipment on a monthly basis by notice to Operator at least ten (10) Days prior to the beginning of each month. Operator may nominate capacity for the owners of the equipment if they so elect. If at any time the capacity nominated exceeds the total capacity of the equipment, the capacity of the equipment shall be allocated in the following priority: (1) first, to the owners of the equipment up to their respective Participating Interest shares of total capacity, (2) second, to owners of the equipment desiring to use capacity in excess of their Participating Interest shares, in proportion to

the Participating Interest of each such Party and (3) third, to Parties not owning interests in the equipment, in proportion to their Participating Interests in the Agreement. Owners of the equipment shall be entitled to use up to their Participating Interest share of total capacity without payment of a fee under this Article 7.9(C). Otherwise, each Party using equipment pursuant to this Article 7.9(C) shall pay to the owners of the equipment monthly throughout the period of use an arm's-length fee based upon third party charges for similar services in the vicinity of the Contract Area. If no arm's-length rates for such services are available, then the Party desiring to use equipment pursuant to this Article 7.9(C) shall pay to the owners of the equipment a monthly fee equal to (1) that portion of the total cost of the equipment, divided by the number of months of useful life established for such equipment under the tax law of the host country, that the capacity made available to such Party on a fee basis under this Article 7.9(C) bears to the total capacity of the equipment plus (2) that portion of the monthly cost of maintaining, operating and financing the equipment that the capacity made available to such Party on a fee basis under this Article 7.9(C) bears to the total capacity of the equipment.

(C) Payment for the use of equipment under Article 7.9(B) shall not result in an acquisition of any additional interest in the equipment or platform by the paying Parties. However, such payments shall be included in the costs which the paying Parties are entitled to recoup under Article 7.5.

(D) Parties electing to use spare capacity in equipment pursuant to Article 7.9(B) shall indemnify the owners of the equipment or platform against any and all costs and liabilities incurred as a result of such use (including any Consequential Loss and Environmental Loss) but excluding costs and liabilities for which Operator is solely responsible under Article 4.6.

7.10 *Lost Production During Tie-In of Exclusive Operation Facilities*

If, during the tie-in of Exclusive Operation facilities with the existing production facilities of another operation, the production of Hydrocarbons from such other pre-existing operations is temporarily lessened as a result, then the Consenting Parties shall compensate the parties to such existing operation for such loss of production in the following manner. Operator shall determine the amount by which each Day's production during the tie-in of Exclusive Operation facilities falls below the previous month's average daily production from the existing production facilities of such operation. The so-determined amount of lost production shall be recovered by all Parties who experienced such loss in proportion to their respective Participating Interest. Upon completion of the tie-in, such lost production shall be recovered in full by Operator deducting up to one hundred percent (100%) of the production from the Exclusive Operation, prior to the Consenting Parties being entitled to receive any such production.

7.11 *Conduct of Exclusive Operations*

(A) Each Exclusive Operation shall be carried out by the Consenting Parties acting as the Operating Committee, subject to the provisions of this Agreement applied *mutatis mutandis* to such Exclusive Operation and subject to the terms and conditions of the Contract.

(B) The computation of liabilities and expenses incurred in Exclusive Operations, including the liabilities and expenses of Operator for conducting such operations, shall be made in accordance with the principles set out in the Accounting Procedure.

(C) Operator shall maintain separate books, financial records and accounts for Exclusive Operations which shall be subject to the same rights of audit and examination as the Joint Account and related records, all as provided in the Accounting Procedure. Said rights of audit and examination shall extend to each of the Consenting Parties and each of the Non-Consenting Parties so long as the latter are, or may be, entitled to elect to participate in such Exclusive Operations.

(D) If Operator is conducting an Exclusive Operation for the Consenting Parties, regardless of whether it is participating in that Exclusive Operation, shall be entitled to request cash advances and shall

not be required to use its own funds to pay any cost and expense and shall not be obliged to commence or continue Exclusive Operations until cash advances requested have been made, and the Accounting Procedure shall apply to Operator in respect of any Exclusive Operations conducted by it.

(E) Should the submission of a Development Plan be approved in accordance with Article 6.2, or should any Party propose (but not yet have the right to commence) a development in accordance with this Article 7 where neither the Development Plan nor the development proposal call for the conduct of additional appraisal drilling, and should any Party wish to drill an additional Appraisal Well prior to development, then the Party proposing the Appraisal Well as an Exclusive Operation shall be entitled to proceed first, but without the right (subject to the following sentence) to future reimbursement. If such an Appraisal Well is produced, any Consenting Party shall own and have the right to take in kind and separately dispose of all of the Non-Consenting Party's Entitlement from such Appraisal Well until the value received in sales to purchasers in arm-length transactions equals one hundred percent (100%) of such Non-Consenting Party's Participating Interest shares of all liabilities and expenses that were incurred in any Exclusive Operations relating to the Appraisal Well. Following the completion of drilling such Appraisal Well as an Exclusive Operation, the Parties may proceed with the Development Plan approved pursuant to Article 5.10, or (if applicable) the Parties may complete the procedures to propose an Exclusive Operation to develop a Discovery. If, as the result of drilling such Appraisal Well as an Exclusive Operation, the Party or Parties proposing to develop the Discovery decide(s) not to do so, then each Non-Consenting Party who voted in favor of such Development Plan prior to the drilling of such Appraisal Well shall pay to the Consenting Party the amount such Non-Consenting Party would have paid had such Appraisal Well been drilled as a Joint Operation.

(F) If Operator is a Non-Consenting Party to an Exclusive Operation to develop a Discovery, then Operator may resign as Operator for the Exploitation Area for such Discovery. If Operator so resigns, the Consenting Parties shall select a Consenting Party to serve as Operator for such Exclusive Operation only.

Any such resignation of Operator and appointment of a Consenting Party to serve as Operator for such Exclusive Operation shall be subject to the Parties having first obtained any necessary Government approvals.

ARTICLE 8
DEFAULT

8.1 *Default and Notice*

Any Party that fails to:

(1) pay when due its share of Joint Account expenses (including cash advances and interest) referred to the Minimum and Additional Exploration Program; or

(2) obtain and maintain any Security required of such Party under the Contract or this Agreement;

shall be in default under this Agreement (a ***"Defaulting Party"***). Should failure to pay when due its share of Joint Account expenses be referred to the Exploitation period, the provisions set forth in Article 7 shall be applicable. In this event, the Operator or the Party which proposed the Exclusive Operation shall give to the other Parties the notice foreseen in Article 7.2 and the subsequent procedure therein shall be followed. Operator, or any non-defaulting Party in case Operator is the Defaulting Party, shall promptly give notice of such default (the ***"Default Notice"***) to the Defaulting Party and each of the non-defaulting Parties.

(B) **For the purposes of** this Article 8, ***"Default Period"*** means the period beginning five (5) Business Days from the date that the Default Notice is received in accordance with this Article 8.1 and ending when all the Defaulting Party's defaults pursuant to this Article 8.1 have been remedied in full.

8.2 Operating Committee Meetings and Data

(A) Notwithstanding any other provision of this Agreement, the Defaulting Party shall have no right, during the Default Period, to:

(1) call or attend Operating Committee or subcommittee meetings;

(2) vote on any matter coming before the Operating Committee or any subcommittee;

(3) access any data or information relating to any operations under this Agreement;

(4) consent to or reject data trades between the Parties and third parties, nor access any data received in such data trades;

(5) Transfer (as defined in Article 12.1) all or part of its Participating Interest, except to non-defaulting Parties in accordance with this Article 8;

(6) consent to or reject any Transfer (as defined in Article 12.1) or otherwise exercise any other rights in respect of Transfers under this Article 8 or under Article 12;

(7) receive its Entitlement in accordance with Article 8.4;

(8) withdraw from this Agreement under Article 13; or

(9) take assignment of any portion of another Party's Participating Interest in the event such other Party is either in default or withdrawing from this Agreement and the Contract.

(B) Notwithstanding any other provisions in this Agreement, during the Default Period:

(1) unless agreed otherwise by the non-defaulting Parties, the voting interest of each non-defaulting Party shall be equal to the ratio such non-defaulting Party's Participating Interest bears to the total Participating Interests of the non-defaulting Parties;

(2) any matters requiring a unanimous vote or approval of the Parties shall not require the vote or approval of the Defaulting Party;

(3) the Defaulting Party shall be deemed to have elected not to participate in any operations that are voted upon during the Default Period, to the extent such an election would be permitted by Article 5.13 and Article 7; and

(4) the Defaulting Party shall be deemed to have approved, and shall join with the non-defaulting Parties in taking, any other actions voted on during the Default Period.

8.3 Allocation of Defaulted Accounts

(A) The Party providing the Default Notice pursuant to Article 8.1 shall include in the Default Notice to each non-defaulting Party a statement of: (i) the sum of money that the non-defaulting Party shall pay as its portion of the Amount in Default; and (ii) if the Defaulting Party has failed to obtain or maintain any Security required of such Party in order to maintain the Contract in full force and effect, the type and amount of the Security the non-defaulting Parties shall post or the

funds they shall pay in order to allow Operator, or (if Operator is in default) the notifying Party, to post and maintain such Security. Unless otherwise agreed, the obligations for which the Defaulting Party is in default shall be satisfied by the non-defaulting Parties in proportion to the ratio that each non-defaulting Party's Participating Interest bears to the Participating Interests of all non-defaulting Parties. For the purposes of this Article 8:

"Amount in Default" means the Defaulting Party's share of Joint Account expenses which the Defaulting Party has failed to pay when due pursuant to the terms of this Agreement (but excluding any interest owed on such amount); and

"Total Amount in Default" means the following amounts: (i) the Amount in Default; (ii) third-party costs of obtaining and maintaining any Security incurred by the non-defaulting Parties or the funds paid by such Parties in order to allow Operator to obtain or maintain Security, in accordance with Article 8.3(A)(ii); plus (iii) any interest at the Agreed Interest Rate accrued on the amount under (i) from the date this amount is due by the Defaulting Party until paid in full by the Defaulting Party and on the amount under (ii) from the date this amount is incurred by the non-defaulting Parties until paid in full by the Defaulting Party.

(B) If the Defaulting Party remedies its default in full before the Default Period commences, the notifying Party shall promptly notify each non-defaulting Party by facsimile or telephone and by email, and the non-defaulting Parties shall be relieved of their obligations under Article 8.3(A). Otherwise, each non-defaulting Party shall satisfy its obligations under Article 8.3(A)(i) before the Default Period commences and its obligations under Article 8.3(A)(ii) within ten (10) Days following the Default Notice. If any non-defaulting Party fails to timely satisfy such obligations, such Party shall thereupon be a Defaulting Party subject to the provisions of this Article 8. The non-defaulting Parties shall be entitled to receive their respective shares of the Total Amount in Default payable by such Defaulting Party pursuant to this Article 8.

(C) If Operator is a Defaulting Party, then all payments otherwise payable to Operator for Joint Account costs pursuant to this Agreement shall be made to the notifying Party instead until the default is cured or a successor Operator appointed. The notifying Party shall maintain such funds in a segregated account separate from its own funds and shall apply such funds to third party claims due and payable from the Joint Account of which it has notice, to the extent Operator would be authorized to make such payments under the terms of this Agreement. The notifying Party shall be entitled to bill or cash call the other Parties in accordance with the Accounting Procedure for proper third party charges that become due and payable during such period to the extent sufficient funds are not available. When Operator has cured its default or a successor Operator is appointed, the notifying Party shall turn over all remaining funds in the account to Operator and shall provide Operator and the other Parties with a detailed accounting of the funds received and expended during this period. The notifying Party shall not be liable for damages, losses, costs, expenses or liabilities arising as a result of its actions under this Article 8.3(C), except to the extent Operator would be liable under Article 4.6.

8.4 Remedies

(A) During the Default Period, the Defaulting Party shall not have a right to its Entitlement, which shall vest in and be the property of the non-defaulting Parties. Operator (or the notifying Party if Operator is a Defaulting Party) shall be authorized to sell such Entitlement in an arm's-length sale on terms that are commercially reasonable under the circumstances and, after deducting all costs, charges and expenses incurred in connection with such sale, pay the net proceeds to the non-defaulting Parties in proportion to the amounts they are owed by the Defaulting Party as a part of the Total Amount in Default (in payment of first the interest and then the principal) and apply such net proceeds toward the establishment of the Reserve Fund (as defined in Article 8.4(C)), if applicable, until all such Total Amount in Default is recovered and such Reserve Fund is established. Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties. When making sales

under this Article 8.4(A), the non-defaulting Parties shall have no obligation to share any existing market or obtain a price equal to the price at which their own production is sold.

(B) If Operator disposes of any Joint Property or if any other credit or adjustment is made to the Joint Account during the Default Period, Operator (or the notifying Party if Operator is a Defaulting Party) shall be entitled to apply the Defaulting Party's Participating Interest share of the proceeds of such disposal, credit or adjustment against the Total Amount in Default (against first the interest and then the principal) and toward the establishment of the Reserve Fund (as defined in Article 8.4(C)), if applicable. Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties.

(C) The non-defaulting Parties shall be entitled to apply the net proceeds received under Articles 8.4(A) and 8.4(B) toward the creation of a reserve fund (the ***"Reserve Fund"***) in an amount equal to the Defaulting Party's Participating Interest share of: (i) the estimated cost to abandon any wells and other property in which the Defaulting Party participated; (ii) the estimated cost of severance benefits for local employees upon cessation of operations; and (iii) any other identifiable costs that the non-defaulting Parties anticipate will be incurred in connection with the cessation of operations. Upon the conclusion of the Default Period, all amounts held in the Reserve Fund shall be returned to the Party previously in Default.

(D) If a Defaulting Party fails to fully remedy all its defaults by the thirtieth (30th) Day following the date of the Default Notice, then, without prejudice to any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default, each non-defaulting Party shall have the option, exercisable at anytime thereafter during the Default Period, to require that the Defaulting Party completely withdraw from this Agreement and the Contract. Such option shall be exercised by notice to the Defaulting Party and each non-defaulting Party. If such option is exercised, the Defaulting Party shall be deemed to have transferred, pursuant to Article 13.6, effective on the date of the non-defaulting Party's or Parties' notice, its Participating Interest to the non-defaulting Parties. Notwithstanding the terms of Article 13, in the absence of an agreement among the non-defaulting Parties to the contrary, any transfer to the non-defaulting Parties following a withdrawal pursuant to this Article 8.4(D)(1) shall be in proportion to the Participating Interests of the non-defaulting Parties.

(E) For purposes of Article 8.4(D), the Defaulting Party shall, without delay following any request from the non-defaulting Parties, do any act required to be done by the Laws / Regulations and any other applicable laws in order to render the transfer of its Participating Interest legally valid, including obtaining all governmental consents and approvals, and shall execute any document and take such other actions as may be necessary in order to effect a prompt and valid transfer. The Defaulting Party shall be obligated to promptly remove any liens and encumbrances which may exist on its assigned Participating Interests. In the event all Government approvals are not timely obtained, the Defaulting Party shall hold the assigned Participating Interest in trust for the non-defaulting Parties who are entitled to receive it. Each Party constitutes and appoints each other Party its true and lawful attorney to execute such instruments and make such filings and applications as may be necessary to make such transfer legally effective and to obtain any necessary consents of the Government. Actions under this power of attorney may be taken by any Party individually without the joinder of the others. This power of attorney is irrevocable for the term of this Agreement and is coupled with an interest. If requested, each Party shall execute a form prescribed by the Operating Committee setting forth this power of attorney in more detail.

(F) The non-defaulting Parties shall be entitled to recover from the Defaulting Party all reasonable attorneys' fees and all other reasonable costs sustained in the collection of amounts owing by the Defaulting Party.

(G) The rights and remedies granted to the non-defaulting Parties in this Article 8 shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the non-defaulting Parties, whether at law, in equity or otherwise. Each right and remedy available to

the non-defaulting Parties may be exercised from time to time and so often and in such order as may be considered expedient by the non-defaulting Parties in their sole discretion.

8.5 ***Survival***

The obligations of the Defaulting Party and the rights of the non-defaulting Parties shall survive the surrender of the Contract, abandonment of Joint Operations and termination of this Agreement.

8.6 ***No Right of Set Off***

Each Party acknowledges and accepts that a fundamental principle of this Agreement is that each Party pays its Participating Interest share of all amounts due under this Agreement as and when required. Accordingly, any Party which becomes a Defaulting Party undertakes that, in respect of either any exercise by the non-defaulting Parties of any rights under or the application of any of the provisions of this Article 8, such Party hereby waives any right to raise by way of set off or invoke as a defense, whether in law or equity, any failure by any other Party to pay amounts due and owing under this Agreement or any alleged claim that such Party may have against Operator or any Non-Operator, whether such claim arises under this Agreement or otherwise. Each Party further agrees that the nature and the amount of the remedies granted to the non-defaulting Parties hereunder are reasonable and appropriate in the circumstances.

ARTICLE 9
DISPOSITION OF PRODUCTION

9.1 ***Right and Obligation to Take in Kind***

Except as otherwise provided in this Article 9 or in Article 8, each Party shall have the right and obligation to own, take in kind and separately dispose of its Entitlement.

9.2 ***Disposition of Crude Oil***

If Crude Oil is to be produced from an Exploitation Area, the Parties shall in good faith, and not less than three (3) months prior to the anticipated first delivery of Crude Oil, as promptly notified by Operator, negotiate and conclude the terms of a lifting agreement to cover the offtake of Crude Oil produced under the Contract. The lifting procedure shall be based on the AIPN Model Form Lifting Procedure and shall contain all such terms as may be negotiated and agreed by the Parties, consistent with the Development Plan and subject to the terms of the Contract. If a lifting agreement has not been entered into by the date of first delivery of Crude Oil, the Parties shall nonetheless be obligated to take and separately dispose of such Crude Oil as provided in Article 9.1, as notified by the Operator, until a lifting agreement is executed by the Parties. The lifting agreement shall, to the extent consistent with the Development Plan and subject to the terms of the Contract, make provision for:

(a) the delivery point at which title and risk of loss of each Party's Entitlement of Crude Oil shall pass to such Party;

(b) Operator's regular periodic advice to the Parties of estimates of total available production for succeeding periods, quantities of each type and/or grade of Crude Oil and each Party's Entitlement for as far ahead as is necessary for Operator and the Parties to plan lifting arrangements. Such advice shall also cover, for each type and/or grade of Crude Oil, the total available production and deliveries for the preceding period, and overlifts and underlifts;

(c) nomination by the Parties to Operator of acceptance of their shares of total available production for the succeeding period. Such nominations shall in any one period be for each Party's entire Entitlement of available production during that period, subject to operational tolerances and agreed minimum economic cargo sizes or as the Parties may otherwise agree;

(d) timely mitigation of the effects of overlifts and underlifts and any related re-allocation of Hydrocarbons;

(e) if offshore loading or a shore terminal for vessel loading is involved, risks regarding acceptability of tankers, demurrage and (if applicable) availability of berths;

(f) distribution to the Parties of available grades, gravities and qualities of Crude Oil to ensure, to the extent Parties take delivery of their Entitlements as they accrue, that each Party shall receive in each period Entitlements of grades, gravities and qualities of Crude Oil from each Exploitation Area in which it participates similar to the grades, gravities and qualities of Crude Oil received by each other Party from that Exploitation Area in that period;

(g) to the extent that distribution of Entitlements on such basis is impracticable due to availability of facilities and minimum cargo sizes, a method of making periodic adjustments; and

(h) the right of the other Parties to sell an Entitlement which a Party fails to nominate for acceptance pursuant to (c) above or of which a Party fails to take delivery, in accordance with applicable agreed procedures, provided that such failure either constitutes a breach of Operator's or such Party's obligations under the terms of the Contract, or is likely to result in the curtailment or shut-in of production. Such sales shall be made only to the limited extent necessary to avoid disruption in Joint Operations. Operator shall give all Parties as much notice as is practicable of such situation and that a right of sale option has arisen. Any sale shall be of the unnominated or undelivered Entitlement (as the case may be) and for reasonable periods of time (in no event to exceed twelve (12) months). Payment terms for production sold under this option shall be established in the lifting agreement.

If a lifting agreement has not been entered into by the date of first delivery of Crude Oil, the Parties shall nonetheless be obligated to take and separately dispose of such Crude Oil as provided in Article 9.1 and in addition shall be bound by the principles set forth in this Article 9.2 until a lifting agreement is executed by the Parties.

9.3 ***Disposition of Natural Gas***

The Parties recognize that in accordance with the Contract if Natural Gas is discovered, the Operator must submit to the ANH, within the following three (3) years after initiation of production of a commercial camp, a project of the use of the gas. Failure to comply with this obligation will entitle the ANH to dispose of the associated Natural Gas of the camp, subject to the terms of the applicable regulations.

9.4 ***Principles of Natural Gas Agreements with the Government***

The Parties are aware that if the gas discovery is outside the evaluation and exploitation area or scope of the Contract, the Operator may, in cooperation with other interested third parties, submit to the approval of the AHN a cooperative exploitation plan.

ARTICLE 10
ABANDONMENT

10.1 ***Abandonment of Wells Drilled as Joint Operations***

(A) A decision to plug and abandon any well which has been drilled as a Joint Operation shall require the approval of the Operating Committee.

(B) Should any Party fail to reply within the period prescribed in Article 5.13(A)(1) or Article 5.12(A)(2), whichever is applicable, after delivery of notice of Operator's proposal to plug and abandon such well, such Party shall be deemed to have consented to the proposed abandonment.

(C) If the Operating Committee approves a decision to plug and abandon an Exploration Well or Appraisal Well, subject to the Laws / Regulations, any Party voting against such decision may propose (within the time periods allowed by Article 5.13(A)) to conduct an alternate Exclusive Operation in the wellbore. If no Exclusive Operation is timely proposed, or if an Exclusive Operation is timely proposed but is not commenced within the applicable time periods under Article 7.2, such well shall be plugged and abandoned.

(D) Any well plugged and abandoned under this Agreement shall be plugged and abandoned in accordance with the Laws / Regulations and at the cost, risk and expense of the Parties who participated in the cost of drilling such well.

(E) Notwithstanding anything to the contrary in this Article 10.1:

(1) If the Operating Committee approves a decision to plug and abandon a well from which Hydrocarbons have been produced and sold, subject to the Laws / Regulations, any Party voting against the decision may propose (within five (5) Days after the time specified in Article 5.6, Article 5.13(A)(1) or Article 5.13(A)(2), whichever is applicable, has expired) to take over the entire well as an Exclusive Operation. Any Party originally participating in the well shall be entitled to participate in the operation of the well as an Exclusive Operation by response notice within ten (10) Days after receipt of the notice proposing the Exclusive Operation.

(2) In such event, the Consenting Parties shall be entitled to conduct an Exclusive Operation in the well; provided that the proposed operation may not be in the same Zone from which production was previously obtained nor be in a Zone which is produced by any other Joint Operation wells. Each Non-Consenting Party shall be deemed to have relinquished free of cost to the Consenting Parties in proportion to their Participating Interests all of its interest in the wellbore of a produced well and related equipment in accordance with Article 7.4(B). The Consenting Parties shall thereafter bear all cost and liability of plugging and abandoning such well in accordance with the Laws / Regulations, to the extent the Parties are or become obligated to contribute to such costs and liabilities, and shall indemnify the Non-Consenting Parties against all such costs and liabilities.

(3) Subject to Article 7.11 (F), Operator shall continue to operate a produced well for the account of the Consenting Parties at the rates and charges contemplated by this Agreement, plus any additional cost and charges which may arise as the result of the separate allocation of interest in such well.

10.2 Abandonment of Exclusive Operations

This Article 10 shall apply *mutatis mutandis* to the abandonment of an Exclusive Well or any well in which an Exclusive Operation has been conducted (in which event all Parties having the right to conduct further operations in such well shall be notified and have the opportunity to conduct Exclusive Operations in the well in accordance with the provisions of this Article 10).

10.3 Abandonment Security

If under the Contract or the Laws / Regulations, the Parties are or become obliged to pay or contribute to the cost of ceasing operations, then they shall create an abandonment fund according to the terms and conditions established in the Contract or the Laws / Regulations.

ARTICLE 11
SURRENDER, EXTENSIONS AND RENEWALS

11.1 ***Surrender***

(A) If the Contract requires the Parties to surrender any portion of the Contract Area, Operator shall advise the Operating Committee of such requirement at least one hundred and twenty (120) Days in advance of the earlier of the date for filing irrevocable notice of such surrender or the date of such surrender. Prior to the end of such period, the Operating Committee shall determine pursuant to Article 5 the size and shape of the surrendered area, consistent with the requirements of the Contract. If a sufficient vote of the Operating Committee cannot be attained, then the proposal supported by a simple majority of the Participating Interests shall be adopted. If no proposal attains the support of a simple majority of the Participating Interests, then the proposal receiving the largest aggregate Participating Interest vote shall be adopted. In the event of a tie, Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote. The Parties shall execute any and all documents and take such other actions as may be necessary to effect the surrender. Each Party renounces all claims and causes of action against Operator and any other Parties on account of any area surrendered in accordance with the foregoing but against its recommendation if Hydrocarbons are subsequently discovered under the surrendered area.

(B) A surrender of all or any part of the Contract Area which is not required by the Contract shall require the unanimous consent of the Parties.

11.2 ***Extension of the Term***

(A) A proposal by any Party to enter into or extend the term of any Exploration or Exploitation Period or any phase of the Contract, or a proposal to extend the term of the Contract, shall be brought before the Operating Committee pursuant to Article 5.

(B) Any Party shall have the right to enter into or extend the term of any Exploration or Exploitation Period or any phase of the Contract or to extend the term of the Contract, regardless of the level of support in the Operating Committee. If any Party takes such action, any Party not wishing to extend shall have a right to withdraw, subject to the requirements of Article 13.

ARTICLE 12
TRANSFER OF INTEREST OR RIGHTS AND CHANGES IN CONTROL

12.1 ***Obligations***

(A) Subject to the requirements of the Contract,

(i) any Transfer (except Transfers pursuant to Article 7, Article 8 or Article 13) shall be effective only if it satisfies the terms and conditions of Article 12.2; and

(ii) a Party subject to a Change in Control must satisfy the terms and conditions of Article 12.3 and of the Contract.

(iii) transfer to an affiliated company or tranfer to a branch of an affiliated company shall be executed by PETRONORTE within eight (8) days following its request by LA CORTEZ and will not be deemed as a transfer under this Agreement.

Should a Transfer subject to this Article or a Change in Control occur without satisfaction (in all material respects) by the transferor or the Party subject to the Change in Control, as applicable, of the requirements hereof, then each other Party shall be entitled to enforce specific performance of the terms of this Article, in addition to any other remedies (including damages) to which it may be

entitled, in an amount equal to One hundred percent (100%) of the Cash Value of the Participating Interest that is the subject of the Transfer or Change in Control. The Parties agree that it would be difficult if not impossible to determine accurately the actual amount of damages suffered by the other Parties as a result of the failure to comply with the terms of this Article 12 and that these liquidated damages constitute a reasonable approximation of the damages that would be suffered by such other Parties.

(B) For purposes of this Agreement:

"Cash Transfer" means any Transfer where the sole consideration (other than the assumption of obligations relating to the transferred Participating Interest) takes the form of cash, cash equivalents, promissory notes or retained interests (such as production payments) in the Participating Interest being transferred; and

"Cash Value" means the portion of the total monetary value (expressed in U.S. dollars) of the consideration being offered by the proposed transferee (including any cash, other assets, and tax savings to the transferor from a non-cash deal) that reasonably should be allocated to the Participating Interest subject to the proposed Transfer or Change in Control.

"Change in Control" means any direct or indirect change in Control of a Party (whether through merger, sale of shares or other equity interests, or otherwise) through a single transaction or series of related transactions, from one or more transferors to one or more transferees, in which the market value of the Party's Participating Interest represents more than twenty percent (20%) of the aggregate market value of the assets of such Party and its Affiliates that are subject to the change in Control. For the purposes of this definition, market value shall be determined based upon the amount in cash a willing buyer would pay a willing seller in an arm's length transaction.

"Encumbrance" means a mortgage, lien, pledge, charge or other encumbrance. **"Encumber"** and other derivatives shall be construed accordingly.

"Transfer" means any sale, assignment, Encumbrance or other disposition by a Party of any rights or obligations derived from the Contract or this Agreement (including its Participating Interest), other than its Entitlement and its rights to any credits, refunds or payments under this Agreement, and excluding any direct or indirect change in Control of a Party. In no event a transfer to an affiliated company or a tranfer to a branch of an affiliated company will be deemed as a transfer under this Agreement. Consequently, any of the Parties shall be entitled to transfer this Agreement to an affiliated company or to a branch of an affiliated company.

12.2. Transfer

(A) Except in the case of a Party transferring all of its Participating Interest, no Transfer shall be made by any Party which results in the transferor or the transferee holding a Participating Interest of less than twenty percent (20%) or any interest other than a Participating Interest in the Contract and this Agreement.

(B) Subject to the terms of Articles 4.9 and 4.10, the Party serving as Operator shall remain Operator following Transfer of a portion of its Participating Interest. In the event of a Transfer of all of its Participating Interest, except to an Affiliate, the Party serving as Operator shall be deemed to have resigned as Operator, effective on the date the Transfer becomes effective under this Article 12, in which event a successor Operator shall be appointed in accordance with Article 4.11. If Operator transfers all of its Participating Interest to an Affiliate, that Affiliate shall automatically become the successor Operator, provided that the transferring Operator shall remain liable for its Affiliate's performance of its obligations.

(C) Both the transferee, and, notwithstanding the Transfer, the transferring Party, shall be liable to the

other Parties for the transferring Party's Participating Interest share of any obligations (financial or otherwise) which have vested, matured or accrued under the provisions of the Contract or this Agreement prior to such Transfer. Such obligations, shall include any proposed expenditure approved by the Operating Committee prior to the transferring Party notifying the other Parties of its proposed Transfer and shall also include costs of plugging and abandoning wells or portions of wells and decommissioning facilities in which the transferring Party participated (or with respect to which it was required to bear a share of the costs pursuant to this sentence) to the extent such costs are payable by the Parties under the Contract.

(D) A transferee shall have no rights in the Contract or this Agreement (except any notice and cure rights or similar rights that may be provided to a Lien Holder (as defined in Article 12.2(E)) by separate instrument signed by all Parties) unless and until:

(1) it expressly undertakes in an instrument reasonably satisfactory to the other Parties to perform the obligations of the transferor under the Contract and this Agreement in respect of the Participating Interest being transferred and obtains any necessary Government approval for the Transfer and furnishes any guarantees required by the Government or the Contract on or before the applicable deadlines; and

(2) except in the case of a Transfer to an Affiliate, each Party has consented in writing to such Transfer, which consent shall be denied only if the transferee fails to establish to the reasonable satisfaction of each Party its financial capability to perform its payment obligations under the Contract and this Agreement and/or its technical capability to contribute to the planning and conduct of Joint Operations.

No consent shall be required under this Article 12.2(D)(2) for a Transfer to an Affiliate if the transferring Party agrees in an instrument reasonably satisfactory to the other Parties to remain liable for its Affiliate's performance of its obligations.

(E) Nothing contained in this Article 12 shall prevent a Party from Encumbering all or any undivided share of its Participating Interest to a third party (a "***Lien Holder***") for the purpose of security relating to finance, provided that:

(1) such Party shall remain liable for all obligations relating to such interest;

(2) the Encumbrance shall be subject to any necessary approval of the Government and be expressly subordinated to the rights of the other Parties under this Agreement;

(3) such Party shall ensure that any Encumbrance shall be expressed to be without prejudice to the provisions of this Agreement.

(F) Any Transfer of all or a portion of a Party's Participating Interest, other than a Transfer to an Affiliate or the granting of an Encumbrance as provided in Article 12.2(E), shall be subject to the following procedure.

(1) In the event that a Party wishes to transfer any part or all of its Participating Interest, prior to the transferor entering into a written agreement providing for such a Transfer (whether or not such agreement is binding) the transferor shall send the other Parties notice of its intention and all terms and conditions of the third party's offer and invite them to submit offers for the Participating Interest subject to the Transfer. The other Parties shall have thirty (30) Days from the date of such notification to deliver a counter-notification with a binding offer in accordance with Article 12.2(F)(3). If the transferor notifies the offering Party or Parties that the binding offer presents an acceptable basis for negotiating a Transfer agreement, the transferor and that offering Party or Parties shall have the next sixty (60) Days in which to negotiate in good faith and execute the terms and conditions

of a mutually acceptable Transfer agreement. If the transferor does not find that any Party's offer presents an acceptable basis for negotiating a Transfer agreement, or if the above sixty (60) Days elapse and the transferor in its sole discretion believes that a fully negotiated agreement based on the offer deemed acceptable by the transferor with all offering Parties is not imminent, the transferor shall be entitled to Transfer all or such portion of its Participating Interest to a third party, subject to the obligations set forth in this Article 12, provided that the terms and conditions of any such Transfer must be more favorable to the transferor than the best terms and conditions offered by any Party.

(2) If more than one Party counter-notifies the transferor that it intends to acquire the Participating Interest subject to the proposed Transfer, then each such Party shall acquire a proportion of the Participating Interest to be transferred equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless the counter-notifying Parties otherwise agree.

(3) All Parties desiring to give such a counter-notice shall meet to formulate a joint offer. Each such Party shall make known to the other Parties the highest price or value that it is willing to offer to the transferor. The proposal with the highest price or value shall be offered to the transferor as the joint proposal of the Parties still willing to participate in such offer under the provisions of Article 12.2(F)(1) above.

12.3 Change in Control

(A) A Party subject to a Change in Control shall obtain any necessary Government approval with respect to the Change in Control and furnish any replacement Security required by the Government, or the Contract on or before the applicable deadlines.

(B) A Party subject to a Change in Control shall provide evidence reasonably satisfactory to the other Parties that following the Change in Control such Party shall continue to have the financial capability to satisfy its payment obligations under the Contract and this Agreement. Should the Party that is subject to the Change in Control fail to provide such evidence, any other Party, by notice to such Party, may require such Party to provide Security satisfactory to the other Parties with respect to its Participating Interest share of any obligations or liabilities which the Parties may reasonably be expected to incur under the Contract and this Agreement during the then-current Exploration or Exploitation Period or phase of the Contract.

ARTICLE 13
WITHDRAWAL FROM AGREEMENT

13.1 Right of Withdrawal

(A) Subject to the provisions of this Article 13 and the Contract, any Party not in default may at its option withdraw from this Agreement and the Contract by giving notice to all other Parties stating its decision to withdraw. Such notice shall be unconditional and irrevocable when given, except as may be provided in Article 13.7.

(B) The effective date of withdrawal for a withdrawing Party shall be the end of the calendar month following the calendar month in which the notice of withdrawal is given, provided that if all Parties elect to withdraw, the effective date of withdrawal for each Party shall be the date determined by Article 13.9.

13.2 Partial or Complete Withdrawal

(A) Within thirty (30) Days of receipt of each withdrawing Party's notification, each of the other Parties may also give notice that it desires to withdraw from this Agreement and the Contract. Should all Parties give notice of withdrawal, the Parties shall proceed to abandon the Contract Area and terminate the Contract and this Agreement. If less than all of the Parties give such notice of withdrawal, then the withdrawing Parties shall take all steps to withdraw from the Contract and this Agreement on the earliest possible date and execute and deliver all necessary instruments and documents to assign their Participating Interest to the Parties which are not withdrawing, without any compensation whatsoever, in accordance with the provisions of Article 13.6.

(B) Any Party withdrawing under Article 11.2 or under this Article 13 shall withdraw from the entirety of the Contract Area, including all Exploitation Areas and all s andall Discoveries made prior to such withdrawal, and thus abandon to the other Parties not joining in its withdrawal all its rights Hydrocarbons generated by operations after the effective date of such withdrawal and all rights in associated Joint Property.

13.3 ***Rights of a Withdrawing Party***

A withdrawing Party shall have the right to receive its Entitlement produced through the effective date of its withdrawal. The withdrawing Party shall be entitled to receive all information to which such Party is otherwise entitled under this Agreement until the effective date of its withdrawal. After giving its notification of withdrawal, a Party shall not be entitled to vote on any matters coming before the Operating Committee, other than matters for which such Party has financial responsibility.

13.4 ***Obligations and Liabilities of a Withdrawing Party***

(A) A withdrawing Party shall, following its notification of withdrawal, remain liable only for its share of the following:

(1) costs of Joint Operations, and Exclusive Operations in which it has agreed to participate, that were approved by the Operating Committee or Consenting Parties as part of a Work Program and Budget (including a multi-year Work Program and Budget under Article 6.5) or AFE prior to such Party's notification of withdrawal, regardless of when they are incurred;

(2) any Minimum Work Obligations for the current period or phase of the Contract, and for any subsequent period or phase which has been approved pursuant to Article 11.2 and with respect to which such Party has failed to timely withdraw under Article 13.4(B);

(3) expenditures described in Articles 4.2(B)(13) and 13.5 related to an emergency occurring prior to the effective date of a Party's withdrawal, regardless of when such expenditures are incurred;

(4) all other obligations and liabilities of the Parties or Consenting Parties, as applicable, with respect to acts or omissions under the Contract and under this Agreement prior to the effective date of such Party's withdrawal for which such Party would have been liable, had it not withdrawn from this Agreement; and

(5) in the case of a partially withdrawing Party, any costs and liabilities with respect to Exploitation Areas, Commercial Discoveries and Discoveries from which it has not withdrawn.

The obligations and liabilities for which a withdrawing Party remains liable shall specifically include its share of any costs of plugging and abandoning wells or portions of wells in which it participated (or was required to bear a share of the costs pursuant to Article 13.4(A)(1)) to the extent such costs of plugging and abandoning are payable by the Parties under the Contract. Any

mortgages, liens, pledges, charges or other encumbrances which were placed on the withdrawing Party's Participating Interest prior to such Party's withdrawal shall be fully satisfied or released, at the withdrawing Party's expense, prior to its withdrawal. A Party's withdrawal shall not relieve it from liability to the non-withdrawing Parties with respect to any obligations or liabilities attributable to the withdrawing Party under this Article 13 merely because they are not identified or identifiable at the time of withdrawal.

(B) Notwithstanding the foregoing, a Party shall not be liable for any operations or expenditures it voted against (other than operations and expenditures described in Article 13.4(A)(2) or Article 13.4(A)(3)) if it sends notification of its withdrawal within five (5) Days (or within twenty-four (24) hours for Urgent Operational Matters) of the Operating Committee vote approving such operation or expenditure. Likewise, a Party voting against voluntarily entering into or extending of an Exploration Period or Exploitation Period or any phase of the Contract or voluntarily extending the Contract shall not be liable for the Minimum Work Obligations associated therewith provided that it sends notification of its withdrawal within thirty (30) Days of such vote.

13.5 Emergency

If a well goes out of control or a fire, blow out, sabotage or other emergency occurs prior to the effective date of a Party's withdrawal, the withdrawing Party shall remain liable for its Participating Interest share of the costs of such emergency, regardless of when they are incurred.

13.6 Assignment

A withdrawing Party shall assign its Participating Interest free of cost to each of the non-withdrawing Parties in the proportion which each of their Participating Interests (prior to the withdrawal) bears to the total Participating Interests of all the non-withdrawing Parties (prior to the withdrawal), unless the non-withdrawing Parties agree otherwise. The expenses associated with the withdrawal and assignments shall be borne by the withdrawing Party.

13.7 Approvals

A withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any Government approvals required in connection with the withdrawal and assignments. The non-withdrawing Parties shall use reasonable endeavors to assist the withdrawing Party in obtaining such approvals. Any penalties or expenses incurred by the Parties in connection with such withdrawal shall be borne by the withdrawing Party. If the Government does not approve a Party's withdrawal and assignment to the other Parties, then the withdrawing Party shall at its option either (1) retract its notice of withdrawal by notice to the other Parties and remain a Party as if such notice of withdrawal had never been sent, or (2) hold its Participating Interest in trust for the sole and exclusive benefit of the non-withdrawing Parties with the right to be reimbursed by the non-withdrawing Parties for any subsequent costs and liabilities incurred by it for which it would not have been liable, had it successfully withdrawn.

13.8 Security

A Party withdrawing from this Agreement and the Contract pursuant to this Article 13 shall provide Security satisfactory to the Government and to the other Parties to satisfy any obligations or liabilities for which the withdrawing Party remains liable in accordance with Article 13.4, but which become due after its withdrawal, including Security to cover the costs of abandonment, if applicable.

13.9 Withdrawal or Abandonment by All Parties

In the event all Parties decide to withdraw, the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government, to satisfy any requirements of the Contract, and applicable Laws and / Regulations and to

facilitate the sale, disposition or abandonment of property or interests held by the Joint Account, all in accordance with Article 2.

ARTICLE 14
RELATIONSHIP OF PARTIES AND TAX

14.1 Relationship of Parties

Notwithstanding the provisions of the Contract or the requirements of the Government to assign it, the rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other corporate partnership, or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

14.2 Tax

Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party's share of all contract obligations under the Contract and under this Agreement. Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party's failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party. If such allocation is not accomplished due to the application of the Laws / Regulations or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended. Operator shall provide each Party, in a timely manner and at such Party's sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

ARTICLE 15
VENTURE INFORMATION - CONFIDENTIALITY - INTELLECTUAL PROPERTY

15.1 Venture Information

(A) Except as otherwise provided in this Article 15 or in Articles 4.4 and 8.2(A), each Party will be entitled to receive all Venture Information related to operations in which such party is a participant. "***Venture Information***" means any information and results developed or acquired as a result of Joint Operations and shall be Joint Property, unless provided otherwise in accordance with this Agreement and the Contract. Each Party shall have the right to use all Venture Information it receives without accounting to any other Party, subject to any applicable patents and any limitations set forth in this Agreement and the Contract. For purposes of this Article 15, such right to use shall include the rights to copy, prepare derivative works, disclose, license, distribute, and sell, provided it is the benefit of the joint operations and/or of all the Parties.

(B) Each Party may, subject to any applicable restrictions and limitations set forth in the Contract, extend the right to use Venture Information to each of its Affiliates which are obligated to terms not less restrictive that this Article 15.

(C) The acquisition or development of Venture Information under terms other than as specified in this Article 15 shall require the approval of the Operating Committee. The request for approval

submitted by a Party shall be accompanied by a description of, and summary of the use and disclosure restrictions which would be applicable to, the Venture Information, and any such Party will be obligated to use all reasonable efforts to arrange for rights to use which are not less restrictive than specified in this Article 15.

(D) All Venture Information received by a Party under this Agreement is received on an "as is" basis without warranties, express or implied, of any kind. Any use of such Venture Information by a Party shall be at such Party's sole risk.

15.2 Confidentiality

(A) Subject to the provisions of the Contract and this Article 15, the Parties agree that all information in relation with Joint Operations or Exclusive Operations shall be considered confidential and shall be kept confidential and not be disclosed during the term of the Contract and for a period of two (2) years thereafter to any person or entity not a Party to this Agreement, except:

(1) to an Affiliate pursuant to Article 15.1(B);

(2) to a governmental agency, court or other entity when required by the Contract;

(3) to the extent such information is required to be furnished in compliance with the applicable law or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(4) to prospective or actual attorneys engaged by any Party where disclosure of such information is essential to such attorney's work for such Party;

(5) to prospective or actual contractors and consultants engaged by any Party where disclosure of such information is essential to such contractor's or consultant's work for such Party;

(6) to a bona fide prospective transferee of a Party's Participating Interest to the extent appropriate in order to allow the assessment of such Participating Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate's shares);

(7) to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(8) to the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates' shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any government or stock exchange, then such Party shall comply with Article 20.3;

(9) to its respective employees for the purposes of Joint Operations or Exclusive Operations as the case may be, subject to each Party taking customary precautions to ensure such information is kept confidential; and

(10) any information which, through no fault of a Party, becomes a part of the public domain.

(B) Disclosure as pursuant to Articles 15.2(A)(5), (6), and (7) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least the term of the Contract and one (1) year therafter

and to use the information for the sole purpose described in Articles 15.2(A)(5), (6), and (7), whichever is applicable, with respect to the disclosing Party.

15.3 Intellectual Property

(A) Subject to Articles 15.3(C) and 15.5 and unless provided otherwise in the Contract, all intellectual property rights in the Venture Information shall be Joint Property. Each Party and its Affiliates have the right to use all such intellectual property rights in their own operations (including joint operations or a production sharing arrangement in which the Party or its Affiliates has an ownership or equity interest) without the approval of any other Party. Decisions regarding obtaining, maintaining and licensing such intellectual property rights shall be made by the Operating Committee, and the costs thereof shall be for the Joint Account. Upon unanimous consent of the Operating Committee as to ownership, licensing rights, and income distribution, the ownership of intellectual property rights in the Venture Information may be assigned to the Operator or to a Party.

(B) Nothing in this Agreement shall be deemed to require a Party to (i) divulge proprietary technology to any of the other Parties; or (ii) grant a license or other rights under any intellectual property rights owned or controlled by such Party or its Affiliates to any of the other Parties.

(C) If a Party or an Affiliate of a Party has proprietary technology applicable to activities carried out under this Agreement which the Party or its Affiliate desires to make available on terms and conditions other than as specified in Article 15.3(A), the Party or Affiliate may, with the prior approval of the Operating Committee, make the proprietary technology available on terms to be agreed. If the proprietary technology is so made available, then any inventions, discoveries, or improvements which relate to such proprietary technology and which result from Joint Account expenditures shall belong to such Party or Affiliate. In such case, each other Party shall have a perpetual, royalty-free, irrevocable license to practice such inventions, discoveries, or improvements, but only in connection with the Joint Operations.

(D) Subject to Article 4.6(B), all costs and expenses of defending, settling or otherwise handling any claim which is based on the actual or alleged infringement of any intellectual property right shall be for the account of the operation from which the claim arose, whether Joint Operations or Exclusive Operations.

15.4 Continuing Obligations

Any Party ceasing to own a Participating Interest during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality in Article 15.2, and any disputes in relation thereto shall be resolved in accordance with Article 18.2.

15.5 Trades

Operator may, with approval of the Operating Committee, make well trades and data trades for the benefit of the Parties, with any data so obtained to be furnished to all Parties who participated in the cost of the data that was traded. Operator shall cause any third party to such trade to enter into an undertaking to keep the traded data confidential.

ARTICLE 16
FORCE MAJEURE

16.1 Obligations

If as a result of Force Majeure any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish Security, then the

obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner but shall not be obligated to settle any labor dispute except on terms acceptable to it, and all such disputes shall be handled within the sole discretion of the affected Party.

16.2 Definition of Force Majeure

For the purposes of this Agreement, "Force Majeure" shall have the same meaning as is set out in the Contract.

ARTICLE 17
NOTICES

Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in Spanish) and delivered in person or by courier service, fax or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Parties. Oral communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only. A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. ***"Received"*** for purposes of this Article 17 shall mean actual delivery of the notice to the address of the Party specified hereunder or to be thereafter notified in accordance with this Article 17. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

PETRÓLEOS DEL NORTE S.A.

Attention: JUAN CARLOS RODRÍGUEZ CHARRY
Fax: 6279530
Email: jcrodriguez@petronorte.com
Telephone: 6279510
Address: Av Calle 127 No. 16A-76 Piso 5, Bogotá D.C., Colombia

LA CORTEZ ENERGY COLOMBIA, INC.

Attention: ANDRÉS GUTIÉRREZ RIVERA
Fax: 6056937
Email: agutierrez@lacortezenergy.com
Telephone: 4852020
Address: Calle 67 No. 7-35 Of. 409, Bogotá D.C., Colombia

ARTICLE 18
APPLICABLE LAW - DISPUTE RESOLUTION - WAIVER OF SOVEREIGN IMMUNITY

18.1 Applicable Law

The substantive laws of Colombia, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of all Disputes between or among Parties.

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18.2 Dispute Resolution

(A) Notification. A Party who desires to submit a Dispute for resolution shall commence the dispute resolution process by providing the other parties to the Dispute written notice of the Dispute (***"Notice of Dispute"***). The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested. The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of dispute resolution proceedings under this Article 18.

(B) Negotiations. The parties to the Dispute shall seek to resolve any Dispute by negotiation between Senior Executives. A ***"Senior Executive"*** means any individual who has authority to negotiate the settlement of the Dispute for a Party. Within ten (10) Days after the date of the receipt by each party to the Dispute of the Notice of Dispute (which notice shall request negotiations among Senior Executives), the Senior Executives representing the parties to the Dispute shall meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute. If a Senior Executive intends to be accompanied at the meeting by an attorney, each other party's Senior Executive shall be given written notice of such intention at least three (3) Days in advance and may also be accompanied at the meeting by an attorney. Notwithstanding the above, any Party may initiate Expertise proceedings pursuant to Article 18.2 (C) concerning such Dispute within fifteen (15) Days after the date of receipt of the Notice of Dispute.

(C) Expertise Proceedings: If within the aforementioned fifteen (15) days the highest executives of the Parties do not reach an agreement or decision, or the agreement or decision reached is not signed within the same term, either of the Parties may resort to a Expert:

1. Technical Expertise. In the case of a technical dispute, such dispute shall be submitted to the decision of an expert, designated by the Parties, and in the event they disagree, such expert shall be appointed by the association of professionals in the subject area of the dispute or a subject area related thereto. Once the expert has been appointed: a) The expert shall issue its decision within a period of thirty (30) days after its appointment. The expert shall indicate the place and deadline for receiving information from the Parties. The expert must submit its techinical expertise within one (1) month of receipt of the full information from the Parties including the information deemed necessary by the expert. The Parties shall identify and delimit the matters constituting the subjects to be dealt by the expert. The costs and expenses of the technical expert shall be paid by the Parties in equal shares. The decision shall constitute a settlement binding to the parties.

2. Accounting Expert: In the event of an accounting dispute, the matter shall be submitted to the decision of expert, who must be a certified public accountant designated by the Parties and, in the event of disagreement between them, he shall be appointed by the Central Board of Accountants of Bogotá. Once the expert has been appointed, the procedure shall be the same as set forth in the preceding subsection.

3. Disagreement regarding nature of dispute: In the event the Parties fail to agree on the technical, accounting or legal nature of the dispute, said dispute shall be considered legal nature.

(D) Arbitration. Any Dispute not finally resolved by alternative dispute resolution procedures set forth in Articles 18.2(B) and 18.2(C), shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes.

(1) Rules. The arbitration shall be conducted in accordance with the following arbitration rules (as then in effect) (the "***Rules*** of the Chamber of Commerce of Bogotá")

(2) Number of Arbitrators. The arbitration shall be conducted by three arbitrators, unless all parties to the Dispute agree to a sole arbitrator within thirty (30) Days after the filing of the arbitration. For greater certainty, for purposes of this Article 18.2(D), the filing of the

arbitration means the date on which the claimant's request for arbitration is received by the other parties to the Dispute.

(3) Method of Appointment of the Arbitrators. If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the parties to the Dispute. If the parties to the Dispute fail to agree on the arbitrator within thirty (30) Days after the filing of the arbitration, then the Chamber of Commerce of Bogotá shall appoint the arbitrator.

If the arbitration is to be conducted by three arbitrators and there are only two parties to the Dispute, then each party to the Dispute shall appoint one arbitrator within thirty (30) Days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the Chamber of Commerce of Bogotá shall appoint the remainder of the three arbitrators not yet appointed from the official list thereof.

(4) Consolidation. If the Parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

(5) Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be Bogotá, Colombia.

(6) Language. The arbitration proceedings shall be conducted in the Spanish language and the arbitrator(s) shall be fluent in the English language.

(7) Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

(8) Notice. All notices required for any arbitration proceeding shall be deemed properly given if sent in accordance with Article 17.

(9) Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any *ex parte* communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable. Whenever the parties to the Dispute are of more than one nationality, the single arbitrator or the presiding arbitrator (as the case may be) shall not be of the same nationality as any of the parties or their ultimate parent entities, unless the parties to the Dispute otherwise agree.

(10) Interim Measures. Except if the obligation is subject matter of the arbitration, the Parties shall continue performing their obligations under the the Contract and the Agreement, during the Arbitration process.

(11) Costs and Attorneys' Fees. The arbitration tribunal is authorized to award costs and attorneys' fees and to allocate them between the parties to the Dispute. The costs of the arbitration process, including attorneys' fees, shall be borne in the manner determined by the arbitral tribunal.

(12) Interest. The award shall include interest, as determined by the arbitral award, from the

date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall be awarded at the Agreed Interest Rate.

(14) Currency of Award. The arbitral award shall be made and payable in United States dollars, free of any tax or other deduction.

(15) Exemplary Damages. The Parties waive their rights to claim or recover, and the arbitral tribunal shall not award, any punitive, multiple, or other exemplary damages (whether statutory or common law) except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute.

(16) Waiver of Challenge to Decision or Award. To the extent permitted by law, any right to appeal or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, is hereby waived by the Parties except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

(17) Cause of Termination. During the term of thirty (30) days following the notice of the arbitrator's decision, the Parties shall have the right to terminate the Agreement. If such right is exercised, the Party willing to terminate the Agreement shall notify the other within the above term and follow the proceeding foreseen in Clause 11.

(E) Confidentiality. All negotiations, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except (in accordance with Article 15.2) to the extent necessary to enforce this Article 18 or any arbitration award, to enforce other rights of a Party, or as required by law; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

ARTICLE 19
ALLOCATION OF HYDROCARBONS

19.1 Allocation of Total Production

Operator shall develop and the Operating Committee shall approve procedures for allocating such Cost Hydrocarbons produced and measured at the delivery point (as determined in accordance with Article 9) during each Calendar Quarter among the individual operations based upon the following principles:

(1) Hydrocarbons shall first be allocated to Joint Operations of Exploitation Areas, based on the principle that Joint Operations shall not be enhanced or impaired in any way by the execution of any Exclusive Operations.

(2) All allocations made pursuant to this Article 19 shall incorporate adjustments to reflect differences in value if different qualities of Hydrocarbons are produced.

19.2 Allocation of Hydrocarbons to Parties

Hydrocarbons allocated to Exploitation Areas pursuant to Article 19.1 shall be allocated to the Parties in proportion to their Participating Interests in each such Exploitation Area.

19.3 Use of Estimates

Initial distribution of Hydrocarbons pursuant to this Article 19 shall be based upon estimates furnished by Operator pursuant to Article 9, with adjustments for actual figures to be made in kind within forty-five (45)

Days after the end of the Calendar Quarter and at any later date when adjustments must be made with the Government under the Contract.

19.4 ***Principles***

If no allocation procedure is approved by the Operating Committee in accordance with Article 19.1, the Parties shall nonetheless be bound by the principles set forth in this Article.

ARTICLE 20
GENERAL PROVISIONS

20.1 ***Conduct of the Parties***

(A) Each Party warrants that it and its Affiliates have not made, offered, or authorized and will not make, offer, or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any public official (*i.e.*, any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate (i) the applicable laws of Colombia; (ii) the laws of the country of incorporation of such Party or such Party's ultimate parent company and of the principal place of business of such ultimate parent company; or (iii) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention's Commentaries. Each Party shall defend, indemnify and hold the other Parties harmless from and against any and all claims, damages, losses, penalties, costs and expenses arising from or related to, any breach by such first Party of such warranty. Such indemnity obligation shall survive termination or expiration of this Agreement. Each Party shall in good time (i) respond in reasonable detail to any notice from any other Party reasonably connected with the above-stated warranty; and (ii) furnish applicable documentary support for such response upon request from such other Party.

(B) Each Party agrees to (i) maintain adequate internal controls; (ii) properly record and report all transactions; and (iii) comply with the laws applicable to it. Each Party must rely on the other Parties' system of internal controls, and on the adequacy of full disclosure of the facts, and of financial and other data regarding the Joint Operations undertaken under this Agreement. No Party is in any way authorized to take any action on behalf of another Party that would result in an inadequate or inaccurate recording and reporting of assets, liabilities or any other transaction, or which would put such Party in violation of its obligations under the laws applicable to the operations under this Agreement.

20.2 ***Conflicts of Interest***

(A) Operator undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in dealing with suppliers, customers and all other organizations or individuals doing or seeking to do business with the Parties in connection with activities contemplated under this Agreement.

(B) The provisions of the preceding paragraph shall not apply to: (1) Operator's performance which is in accordance with the local preference laws or policies of the Government; or (2) Operator's acquisition of products or services from an Affiliate, or the sale thereof to an Affiliate, made in accordance with the terms of this Agreement.

(C) Unless otherwise agreed, the Parties and their Affiliates are free to engage or invest (directly or indirectly) in an unlimited number of activities or businesses, any one or more of which may be

related to or in competition with the business activities contemplated under this Agreement, without having or incurring any obligation to offer any interest in such business activities to any Party, provided the Party declares and describes to the other Parties, by written notice, any business or possible engagement which may in competition with the joint operations hereunder. Any agreements executed by a Party with the Government shall not be considered in conflict of interests with the joint operations hereunder.

20.3 Public Announcements

(A) Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Joint Operations; provided that no public announcement or statement shall be issued or made unless, prior to its release, all the Parties have been furnished with a copy of such statement or announcement and the approval of at least one other (1) Party holding fifty percent (50%) or more of the Participating Interests not held by Operator or its Affiliates has been obtained. Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Agreement, Operator is authorized to issue and make such announcement or statement without prior approval of the Parties, but shall promptly furnish all the Parties with a copy of such announcement or statement.

(B) If a Party wishes to issue or make any public announcement or statement regarding this Agreement or the Joint Operations, it shall not do so unless, prior to the release of the public announcement or statement, such Party furnishes all the Parties with a copy of such announcement or statement, and obtains the approval of at least one other (1) Party holding fifty percent (50%) or more of the Participating Interests not held by such announcing Party or its Affiliates; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates as set forth in Article 15.2.

20.4 Successors and Assigns

Subject to the limitations on Transfer contained in Article 12, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

20.5 Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character. Except as expressly provided in this Agreement no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

20.6 No Third Party Beneficiaries

Except as provided under Article 4.6 (B), the interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to persons not a party to that contract.

20.7 Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

20.8 Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

20.9 Modifications

Except as is provided in Articles 11.2(B) and 20.8, there shall be no modification of this Agreement or the Contract except by written consent of all Parties.

20.10 Interpretation

(A) Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

(B) Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

(C) Gender. Reference to any gender includes a reference to all other genders.

(D) Article. Unless otherwise provided, reference to any Article or an Exhibit means an Article or Exhibit of this Agreement.

(E) Include. "***include***" and "***including***" shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

20.11 Farmout Agreement Prevailing

In any case of contradiction between this Agreement and the Farmout Agreement, the Farmout Agreement will prevail.

20.12 Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, Operator is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

20.13 Entirety

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date indicated below such representative's signature.

PETRÓLEOS DEL NORTE S.A.

By: ______________________

JUAN CARLOS RODRIGUEZ CHARRY

Title: Executive President

Date: ______________________

L A CORTEZ ENERGY COLOMBIA, INC.

By: ______________________

ANDRES GUTIERREZ RIVERA

Title: Legal Representative

Date: ______________________